Exhibit 2.1

EXECUTION COPY

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

among

STR HOLDINGS LLC,

STR ACQUISITION, INC.

and

SPECIALIZED TECHNOLOGY RESOURCES, INC.

Dated as of June 15, 2007

i

Exhibit A	Employment Term Sheets
Exhibit B	Form of Contribution Agreement
Exhibit C	Guaranty
Exhibit D	Certificate of Incorporation
Exhibit E	Bylaws
Exhibit F	Form of Equity Commitment Letter
Exhibit G	Form of Debt Commitment Letter
Exhibit H	Form of Indemnity Escrow Agreement

v

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of June 15, 2007 (this “Agreement”), is among STR Holdings LLC, a Delaware limited liability company and successor to STR Holdings, Inc. (the “Acquiror”), STR Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Acquiror (“Sub”) and Specialized Technology Resources, Inc., a Delaware corporation (the “Company”).

RECITALS

A.                                   STR Holdings, Inc., as the original acquiror, Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of April 21, 2007 (the “Original Agreement”).

B.                                     STR Holdings, Inc. was converted to the Acquiror by filing a Certificate of Conversion with the Delaware Secretary of State.

C.                                     Acquiror, Sub and the Company desire hereby to amend and restate the Original Agreement in its entirety .

D.                                    The Boards of Directors of each of the Company and Sub and the Board of Managers of the Acquiror have (i) determined that the merger of Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein would still be advisable, fair and in the best interests of their respective members and stockholders, as applicable, and (ii) approved the Merger upon the terms and conditions set forth in this Agreement pursuant to the Delaware General Corporation Law (the “DGCL”).

E.                                      The stockholders of the Company have approved this Agreement and the Merger upon the terms and conditions set forth herein pursuant to the DGCL immediately after the execution and delivery of this Agreement.

F.                                      Concurrent with the execution and delivery of this Agreement, the Management Employees have agreed to enter into employment agreements that will contain the terms set forth in Exhibit A providing for continued employment with the Surviving Corporation, such employment agreements to be effective at the Closing.

G.                                     Concurrently with the execution of this Agreement, the Fund has entered into the Equity Commitment Letter and the Guaranty.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                      Certain Defined Terms.  For purposes of this Agreement:

“Acquiror Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is materially adverse to the ability of the Acquiror or Sub to perform its obligations under this Agreement or the Ancillary Agreements to which it will be a party or to consummate the transactions contemplated hereby or thereby.

“Action” means any claim (including counterclaims), action, suit, arbitration, or proceeding by or before any Governmental Authority.

“Affiliate”, with respect to any specified Person, means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the Indemnity Escrow Agreement, Paying Agent Agreement, Equity Commitment Letter and Guaranty.

“Business” means the business of solar power panel encapsulant manufacturing and consumer product quality assurance services in which the Company and its Subsidiaries are engaged.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Cash” means the cash and cash equivalents of the Company and its Subsidiaries on hand, including cash deposits, net of the Taxes payable on the Repatriated Amount from the distribution of such Repatriated Amount to the Company from its foreign Subsidiaries and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Closing Date Indebtedness” means a reasonable, good faith estimate, as set forth in a certificate, executed by the Chief Financial Officer of the Company, of the aggregate amount as of the start of business on the Closing Date of the Indebtedness of the Company and its Subsidiaries, each as determined in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Capital Stock” means, collectively, (a) Class A Common Stock, (b) Class B Common Stock and (c) Class C Common Stock, each of the Company, par value $0.01 per share.

“Company Transaction Expenses” means, except as otherwise expressly set forth in this Agreement, the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of, or paid or to be paid by, the Company or any of its Subsidiaries in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including (a) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or third parties on behalf of the Company or any of its Subsidiaries, (b) any fees or expenses associated with obtaining the release and termination of any Encumbrances; (c) any brokers’ or finders’ fees; (d) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts (but not including the costs and expenses incurred in the audit of the Company’s Financial Statements); (e) any fees or expenses payable in connection with the termination of the Amended and Restated Management Services Agreement dated as of January 1, 2004 by and between the Company and JHW Management Services, L.L.C., (f) any sale, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants paid as a result of or in connection with the transactions contemplated hereby; and (g) the employer portion of any employment Taxes incurred with respect to the making any payments described in clause (f) or any other compensatory payments being made pursuant to this Agreement.

“Contribution Agreements” means the agreements to be executed and delivered by certain Stockholders at the Closing in substantially the form attached as Exhibit B, pursuant to which such Stockholders shall contribute the Rollover Securities to the Acquiror in exchange for an equal value of membership interests of the Acquiror.

 “control”, including the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest, proxy, voting trust or agreement or other restriction of any kind (other than those created under applicable securities laws).

“Escrow Amount” means the Indemnity Escrow Fund.

“Fund” means DLJ Merchant Banking Partners IV, L.P. and certain Affiliated investment vehicles.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Gross Merger Consideration” means $415,000,000.

“Guaranty” means that certain Guaranty attached as Exhibit C, dated as of the date hereof, in favor of the Company with respect to certain obligations of Acquiror and Sub arising under, or in connection with, this Agreement.

 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations (contingent or otherwise) of such Person for the deferred purchase price of assets, property or services other than trade payables incurred in the ordinary course of business consistent with past practice, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, except for $250,000 of that certain Letter of Credit No. 10304, dated January 9, 2007, issued by Webster Bank for the Company (the “Webster Letter of Credit”), to the extent that such Webster Letter of Credit is outstanding on the Closing Date, (h) all obligations under interest rate or currency swap transactions (valued at the termination value thereof), (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, in each case together with all accrued interest and accrued fees thereon and all premiums, prepayment penalties, breakage costs and other fees and charges with respect to such Indebtedness based upon repayment of such Indebtedness on the Closing Date.

“Indemnity Escrow Fund” means $20,000,000 of cash.

“Intellectual Property” means (a) trade names, trademarks and service marks, domain names, trade dress and similar rights, whether registered or unregistered, and applications to register any of the foregoing; (b) patents and patent applications; (c) copyrights (whether registered or unregistered) and applications for registration; and (d) confidential and proprietary information, including trade secrets and know-how.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means (a) with respect to the Company, the knowledge of the persons listed in Schedule 1.1(a) of the Disclosure Schedules as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) without any implication of verification or investigation concerning such knowledge and (b) with respect to the Acquiror and Sub, the actual knowledge of the persons listed in Schedule 1.1(b) of the Disclosure Schedules as of the date of this Agreement (unless the context otherwise requires), with no imputation of knowledge based on information contained in the electronic dataroom pertaining to the transactions contemplated hereby.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or any of its Subsidiaries, in each case, as tenant, together with, to the extent leased by the Company or its Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

“Management Employees” means Dennis Jilot, Barry Morris, John Gual and Robert Yorgensen.

“Material Adverse Effect” means any event, change, circumstance, effect or state of facts that, individually or in the aggregate with any such other event, change, circumstance, effect or state of facts, is or would reasonably be expected to be materially adverse to (a) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to perform its obligations under this Agreement or the Ancillary Agreements to which it will be a party or to consummate the transactions contemplated hereby or thereby; provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, development, event or state of facts arising out of or attributable to any of the following, either alone or in combination:  (1) the markets in which the Company and its Subsidiaries operate generally that do not disproportionately affect the Company and the Subsidiaries as determined by a reasonable person, (2) general economic or political conditions (including those affecting the securities markets) that do not disproportionately affect the Company and the Subsidiaries as determined by a reasonable person, (3) the public announcement of this Agreement or of the consummation of the transactions contemplated hereby, (4) acts of God, acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof occurring after the date of the Original Agreement or (5) any changes in applicable laws, regulations or accounting rules.

“Net Merger Consideration” means Gross Merger Consideration minus the aggregate amount of Net Debt and minus the aggregate amount of unpaid Company Transaction Expenses as of the start of business on the Closing Date, subject to adjustment as provided in Sections 2.14 and 2.15.

“Net Debt” means, as of the start of business on the Closing Date, as represented pursuant to Section 2.14(a) and in accordance with GAAP, (a) Indebtedness minus (b) Cash.

“Option” means each outstanding option to purchase Shares.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Owned Real Property” means the real property owned by the Company or any of its Subsidiaries, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

“Per Share Escrow Amount” means the quotient obtained by dividing (x) the Escrow Amount by (y) the aggregate number of Shares.

“Per Share Merger Consideration” means for each class of Company Capital Stock, the amount determined in accordance with Schedule 2.7 of the Disclosure Schedules for such class of Company Capital Stock.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefore in the Financial Statements in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities and (d) all exceptions, restrictions, easements, imperfections of title, charges, rights of way and other Encumbrances that do not materially interfere with the present use of the assets of the Company and its Subsidiaries taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Repatriated Amount” means all Cash held by the Company’s foreign Subsidiaries minus $8,500,000, of which $4,500,000 shall be allocated among the Company’s operations in Hong Kong, Spain and India in accordance with the Company’s capital expenditure budget and the remaining $4,000,000 shall be allocated among the Company’s foreign Subsidiaries as reasonably determined by the Company based on working capital needs.

“Rollover Number” means the number of membership interests of the Acquiror received by Rollover Stockholders in exchange for each share of Rollover Securities.

 “Rollover Securities” means those Shares exchanged by a holder for an equal value of membership interests of the Acquiror, par value $0.01, immediately prior to the Effective Time, as set forth on Schedule 2.10 of the Disclosure Schedules and pursuant to Section 5.15(b).

“Rollover Securities Value” means the cash amount that the Rollover Stockholders would have received in respect of the Rollover Securities pursuant to Section 2.10 had such securities not been Rollover Securities.

“Rollover Stockholders” means the holders of the Shares who are rolling over all or a portion of their Shares into securities of the Acquiror, as set forth on Schedule 2.10 of the Disclosure Schedules, and any additional holders of the Shares who may participate pursuant to the Company’s offer contemplated by Section 5.15(b).

“Shares” means the shares of Company Capital Stock.

“Spanish Rebates” means any rebates for capital investments provided to manufacturing businesses pursuant to the business development rebate program administered by the Kingdom of Spain or local municipalities thereof.

“Stub Taxes” means, with respect to any Tax Return for which the Acquiror has the responsibility to cause to be filed pursuant to Section 5.7(e), (i) in the case of a Tax Return attributable to a taxable period ending on or prior to the Closing Date, all Taxes attributable to such period and (ii) in the case of a Tax Return attributable to a Straddle Period (as defined in Section 6.2(d)), all Taxes attributable to such period that are allocable to the Stockholders pursuant to Section 6.2(d), in each case, in accordance with the Treasury Regulations promulgated under Section 1502 of the Code.

“Subsidiary” of any Person means any other Person of which more than 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Target Working Capital” shall be an amount between $14,359,000 and $16,139,000.

“Tax Return” means any return, report, document, information statement, election or other written material required to be filed with respect to Taxes including any claim for refund, amended return or declaration of estimated Tax, and including consolidated or unitary returns for any group of entities that includes the Company or any of its Subsidiaries.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS or any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Technology” means, collectively, formulae, methods, techniques, know-how, results of research and development, software, inventions, apparatus, and other similar materials.

“Terminating Options” means those Options set forth on Schedule 2.9(a) of the Disclosure Schedules.

“Transfer Taxes” shall mean all sales (including bulk sales), use, transfer, (including real property transfers or gains), filing, recording, ad valorem, privilege, documentary, gains, gross receipts, registrations, conveyance, excise, license, stamp, or similar taxes or fees, together with any interest, additions or penalties with respect thereto and any interest in respect of any such additions or penalties.

“Working Capital” means the Total Current Assets of the Company, including specifically for purposes of this definition an amount of up to $250,000 (to the extent that the Webster Letter of Credit is no longer outstanding on the Closing Date), minus the Total Current Liabilities of the Company, in each case as calculated in accordance with GAAP (which for purposes of this definition shall be deemed not to apply to the calculation of Taxes nor to require the inclusion of footnotes) consistently applied using the same accounting methods, principles, practices and policies that were used in the preparation of the Financial Statements, but excluding Cash and Cash Equivalents, Current Portion of Jana Receivable, Income Taxes (current and current deferred), Accrued Interest, Accrued Long-Term Incentive Plan, Current Portion of Long-Term Debt and Bank Notes Payable.  A detailed calculation of Working Capital as of December 31, 2006 and the implied adjustment of merger consideration is provided in Schedule 2.1(a) of the Disclosure Schedules for illustrative purposes.

Section 1.2                                      Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Acquiror	Preamble
Acquiror Indemnified Parties	9.2(a)
Affected Employees	5.7(a)
Agreement	Preamble
Antitrust Laws	5.9(b)
Balance Sheet	3.6(a)
Balance Sheet Date	3.6(a)
Bylaws	2.4
Cap	9.3(a)
Cash-Through Amount	2.2(a)
Certificate of Incorporation	2.4

Definition	Location

Certificate of Merger	2.2(b)
Certificates	2.10(d)
Claim Notice	9.5(a)
Closing	2.2(a)
Closing Balance Sheet	2.14(c)
Closing Date	2.2(a)
Closing Estimate	2.14(a)
Closing Working Capital	2.14(b)
Company	Preamble
Company Fundamental Representations	9.1
Confidentiality Agreement	5.8
D&O Indemnified Liabilities	5.12(a)
D&O Indemnified Parties	5.12(a)
Damages	9.2(a)
Debt Commitment Letter	4.5
Debt Financing	4.5
Deductible	9.3(a)
Delivery Date	2.14(c)
DGCL	Recitals
Disclosure Schedules	Article III
Dispute	2.15(a)
Dispute Notice	9.5(b), 2.15(a)
Dispute Period	2.15(a)
Disputed Return	6.4
Dissenting Shares	2.8
Effective Time	2.2(b)
Employee Plans	3.10(a)
Environmental Laws	3.16(b)
Environmental Permits	3.16(b)
Equity Commitment Letter	4.5
ERISA	3.10(a)
Escrow Agent	7.1(c)
Estimated Closing Working Capital	2.14(a)
Expiration Date	9.1
Financial Statements	3.6(a)
Hazardous Substances	3.16(b)
Indemnified Party	9.5(a)
Indemnitor	9.5(a)
Indemnity Escrow Agreement	7.1(c)
J.A.M.S. Rules	10.18(a)
Letter of Transmittal	2.10(d)
Majority Holders	2.13(b)
Material Contracts	3.17(a)
Merger	Recitals
Non-US Plans	3.10(f)

Definition	Location

Party	5.9(c)
Paying Agent	2.10(a)
Payment Fund	2.10(a)
Permits	3.8(b)
Registered Intellectual Property	3.14(a)
Related Persons	3.18
Representatives	5.2(a)
Securities Act	3.5
Seller Indemnified Parties	9.2(b)
Stockholder	2.10(a)
Stockholder Representative	2.13(a)
Straddle Period	6.2(d)
Sub	Preamble
Surviving Corporation	2.1
Target Closing Date	2.2(a)
Tax Claim	6.3(a)
Terminating Option Bonus Amount	2.9
Termination Date	8.1(d)
Termination Fee	8.3
Webster Letter of Credit	1.1

ARTICLE II
THE MERGER

Section 2.1                                      The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the applicable provisions of the DGCL, Sub shall be merged with and into the Company pursuant to which (i) the separate corporate existence of Sub shall cease, (ii) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of the Acquiror and (iii) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.2                                      Closing; Effective Time.

(a)          The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, at 10:00 A.M., Eastern time, no later than the later of (i) the fifth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), and (ii) June 15, 2007 (the “Target Closing Date”), or at such other place or at such other time or on such other date as the Parties mutually may agree in writing; provided, however, that if the Closing does not occur on or prior to the Target Closing Date and Acquiror so requests, the Closing shall take place on or prior to June 30, 2007 and, in the event that the Closing has not occurred on or prior to June 22, 2007 or, if later, the Target Closing Date, the Acquiror shall promptly pay to the Company an amount equal to $10,000,000 in immediately available funds (the “Cash-Through Amount,” which amount shall be deemed credited to the Gross Merger Consideration or Termination Fee, as applicable) in consideration of the extension of the date of Closing (provided that, if the Target Closing Date occurs on a date subsequent to June 22, 2007 due to the failure to satisfy a condition to closing under Article VII that is caused by the failure of the Acquiror to perform or comply with its obligations hereunder, the Cash-Through Amount shall be paid to Company on June 22, 2007 or immediately thereafter).  The date on which the Closing takes place is referred to as the “Closing Date.”  Nothing contained herein shall excuse Acquiror from its obligations to perform hereunder.

(b)         As soon as practicable on the Closing Date, the Parties shall both cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the Parties shall agree and as shall be specified in the Certificate of Merger.  The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

(c)          At the Closing, the Acquiror shall deposit with the Escrow Agent an amount equal to the Escrow Amount.  The Escrow Amount will be held and released in accordance with the terms of the Indemnity Escrow Agreement.

Section 2.3                                      Effects of the Merger.  The Merger shall have the effects provided for herein and in the applicable provisions of the DGCL.

Section 2.4                                      Certificate of Incorporation and Bylaws.  From and after the Effective Time, (a) the certificate of incorporation of the Company, as amended, as in effect immediately prior to the Effective Time shall be amended in the Merger to be in the form attached as Exhibit D (the “Certificate of Incorporation”), and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law and (b) the bylaws of Sub, as in effect immediately prior to the Effective Time and attached as Exhibit E (the “Bylaws”), shall be the Bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law.

Section 2.5                                      Directors; Officers.  From and after the Effective Time, (a) the directors of Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of the Company serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6                                      Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.7                                      Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any further action on the part of the Acquiror, Sub, the Company or any holder of any Shares or any shares of capital stock of Sub:

(a)          Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in Sections 2.7(b) and 2.7(c) and any Dissenting Shares) shall be converted into the right to receive the applicable Per Share Merger Consideration, without interest, less the applicable pro rata portion of the aggregate of any payments actually made to the Acquiror from the Indemnity Escrow Fund in accordance with the terms of this Agreement and the Indemnity Escrow Agreement;

(b)         Each Share (including Rollover Securities) that is owned by the Acquiror or Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;

(c)          Each Share that is held in the treasury of the Company or owned by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;

(d)         Each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation; and

(e)          The vesting of each Share consisting of restricted stock of the Company (as set forth on Schedule 2.9(a) of the Disclosure Schedules) shall be accelerated and each such Share shall be converted into the right to receive the applicable Per Share Merger Consideration, without interest.

Section 2.8                                      Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares (other than any Shares to be cancelled pursuant to Sections 2.7(b) and 2.7(c) or which are Rollover Securities) outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to and has properly demanded appraisal for such Shares in accordance with Section 262 of the DGCL, if such Section provides for appraisal rights for such Shares in the Merger (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Net Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL.  If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Net Merger Consideration, if any, to which such holder is entitled, without interest.  The Company shall give the Acquiror (i) reasonably prompt notice of any demands received by the Company for appraisal of Shares pursuant to the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of the Acquiror (which consent shall not be unreasonably withheld), make any payment with respect to, or settle or offer to settle, such demands.

Section 2.9             Options.  At the Effective Time, each outstanding Terminating Option (whether vested or unvested) shall be deemed fully vested and shall be cancelled, and each holder of a Terminating Option shall be entitled to receive in exchange therefor an amount in cash equal to the product of (i) the number of Shares for which such Terminating Option is exercisable and (ii) the excess of the Per Share Merger Consideration over the per Share exercise price of such Terminating Option; provided, however, that prior to the Effective Date, the Company may notify the Acquiror of certain holders of Terminating Options who, in lieu of receiving the above consideration, will instead receive a bonus amount as consideration for their Terminating Options as agreed between the Acquiror and such holder (it being understood that such bonus amount shall not be considered a Company Transaction Expense or a liability for purposes of calculating Closing Working Capital (the “Terminating Option Bonus Amount”)).

Section 2.10                                Payment for Shares and Options.

(a)          Prior to the Effective Time, the Acquiror shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in connection with the Merger (the “Paying Agent”) pursuant to a paying agent agreement providing for, among other things, the matters set forth in this Section 2.10 and otherwise reasonably satisfactory to the Company.  At or prior to the Effective Time, the Acquiror shall deposit with the Paying Agent, for the benefit of holders of Shares (each, a “Stockholder”), cash in an amount sufficient to pay the Net Merger Consideration (as estimated in accordance with Section 2.14) minus the Rollover Securities Value, minus the amount deposited with the Company under Section 2.10(c) to make payments due to the holders of Terminating Options pursuant to Section 2.9(a) (excluding the Terminating Option Bonus Amount) and minus the Escrow Amount (the “Payment Fund”).  For purposes of determining the Net Merger Consideration to be made available, the Acquiror shall assume that no Stockholder will perfect the right to appraisal of its Shares.  If for any reason the Payment Fund is inadequate to pay the amounts to which Stockholders are entitled pursuant to this Section 2.10, the Acquiror shall be liable for the payment thereof.  The expenses of the Paying Agent shall be paid by the Acquiror or the Surviving Corporation, as the case may be.

(b)         The Paying Agent shall invest any cash included in the Payment Fund as directed by the Acquiror or, after the Effective Time, the Surviving Corporation, in:  (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining term at the time of acquisition thereof not in excess of 90 days, (ii) money market accounts or certificates of deposit maturing within 90 days of the acquisition thereof and issued by a bank or trust company organized under the laws of the United States of America or a state thereof and having a combined capital surplus in excess of $500,000,000, or (iii) commercial paper issued by a domestic corporation and given a rating of no lower than A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc.  Any interest and other income resulting from such investments shall be paid as directed by the Acquiror or, after the Effective Time, the Surviving Corporation.  To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Per Share Merger Consideration as contemplated hereby, the Acquiror shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(c)          Concurrently with the Effective Time, the Acquiror shall deposit or cause to be deposited with the Company an amount necessary to make payment of the aggregate amounts due to holders of Terminating Options pursuant to Section 2.9(a) (excluding the Terminating Option Bonus Amount), by wire transfer of immediately available funds.  Promptly following the Effective Time, the Surviving Corporation shall make payments to holders of Terminating Options as set forth in Section 2.9(a).

(d)         Promptly after the Closing Date, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares (the “Certificates”) and whose Shares were converted into the right to receive the consideration described in Section 2.7(a) (excluding those Stockholders who delivered their Certificates and an executed Letter of Transmittal to the Company prior to the Closing Date pursuant to Section 2.10(f)), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Acquiror reasonably may specify) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such Letter of Transmittal duly completed and validly executed (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor, promptly and in no event more than 10 Business Days after such surrender, an amount in cash equal to (A) the Per Share Merger Consideration for such class of Shares (calculated using Net Merger Consideration as estimated in accordance with Section 2.14) minus the Per Share Escrow Amount, multiplied by (B) the number of Shares formerly represented by such Certificate, without interest, and such Certificate shall, upon such surrender, be cancelled.  If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and that the Person requesting such payment shall have established to the satisfaction of the Acquiror and the Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable.  Until surrendered in accordance with the provisions of this Section 2.10, any Certificate (other than Certificates representing Shares described in Sections 2.7(b) and (c) and any Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the portion of the Net Merger Consideration payable with respect thereto, in cash, without interest, as contemplated herein.

(e)          At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company.  If, after the Effective Time, a Certificate (other than Certificates representing Shares described in Sections 2.7(b) and (c)) is presented to the Surviving Corporation, it shall be cancelled and exchanged as provided in this Section 2.10.

(f)            The Company shall request each Stockholder to submit to the Acquiror, not later than two (2) Business Days prior to Closing, instructions for delivery of the applicable Per Share Merger Consideration to be paid by the Paying Agent in accordance with Section 2.10(d).  The Company shall also request that each such Stockholder tender all certificates or agreements representing shares of Company Capital Stock held by such holder, and, concurrently with the Merger, all such certificates and agreements shall be marked as cancelled and surrendered to the Surviving Corporation.  The Company shall concurrently instruct each Stockholder to execute and deliver a Letter of Transmittal.

(g)         All cash paid upon conversion of the Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.  From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Shares represented thereby, except as otherwise provided herein or by applicable Law.

(h)         If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the relevant portion of the Net Merger Consideration payable in respect thereof pursuant to Section 2.10(d) for Shares represented thereby; provided, however, that the Surviving Corporation or the Paying Agent may, in their discretion, require the delivery of a satisfactory indemnity.

(i)             Any portion of the Payment Fund that remains unclaimed by holders of Shares two (2) years after the Effective Time shall be delivered to the Acquiror on demand.  Any such holders who have not exchanged their Shares pursuant to this Article II shall be entitled to look to the Acquiror only as general creditors thereof with respect to any portion of the Net Merger Consideration payable in respect thereof, without interest.  Notwithstanding anything to the contrary in this Section 2.10, none of the Paying Agent, the Acquiror or the Surviving Corporation shall be liable to any holder of a Certificate for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.11                                Satisfaction of the Closing Date Indebtedness.  Not later than three (3) Business Days before the Closing, the Company shall provide the Acquiror with an appropriate form of pay-off letter and forms of Encumbrance releases with respect to all Closing Date Indebtedness, all on terms reasonably satisfactory to the Acquiror and Sub’s senior lenders, and at the Closing the Acquiror shall pay, or cause to be paid, the aggregate amount of the Closing Date Indebtedness as set forth in such pay-off letters.

Section 2.12                                Withholding Rights.  Each of the Acquiror, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable tax Law.  To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

Section 2.13                                Stockholder Representative.

(a)          Immediately upon the approval of this Agreement by the requisite vote or written consent of the Stockholders, each Stockholder shall be deemed to have consented to the appointment of Michael R. Stone (or a nominee thereof) as such Stockholder’s representative and attorney-in-fact (the “Stockholder Representative”), with full power of substitution to act on behalf of the Stockholders to the extent and in the manner set forth in this Agreement.  The Stockholders shall cooperate with the Stockholder Representative and any accountants, attorneys or other agents whom it may retain to assist in carrying out its duties hereunder.  Notices given to the Stockholder Representative in accordance with Section 10.5 shall constitute notice to the Stockholders for all purposes under this Agreement.  All decisions, actions, consents and instructions by the Stockholder Representative shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same.  The Acquiror shall not have the right to object to, dissent from, protest or otherwise contest the authority of the Stockholder Representative.  The Acquiror and Sub shall be entitled to rely on any decision, action, consent or instruction of the Stockholder Representative as being the decision, action, consent or instruction of the Stockholders, and the Acquiror and Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.  Each of the Acquiror, Sub and the Surviving Corporation hereby waive, and by their approval of this Agreement, the Stockholders shall be deemed to have waived, any claims they may have or assert, including those that may arise in the future, against the Stockholder Representative for any action or inaction taken or not taken by the Stockholder Representative in connection with such person’s capacity as Stockholder Representative except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute gross negligence or willful misconduct.

(b)         The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of Stockholders holding a majority of the aggregate Shares at the Effective Time (the “Majority Holders”).  In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders.  Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to the Acquiror and, after the Effective Time, to the Surviving Corporation, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by the Acquiror and, after the Effective Time, the Surviving Corporation.

(c)          The approval of this Agreement by the requisite vote or written consent of Stockholders shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Stockholders.

Section 2.14                                Merger Consideration Adjustment.

(a)          No later than one (1) Business Day prior to the Closing, the Company shall deliver to the Acquiror a certificate, executed by the Chief Financial Officer of the Company, setting forth (A) (1) a reasonable, good faith estimate of the Net Debt and unpaid Company Transaction Expenses as of the start of business on the Closing Date, (2) a reasonable, good faith estimate of Closing Working Capital (“Estimated Closing Working Capital”), and (3) a reasonable good faith estimate of the Company’s Stub Taxes, together with such documents and information necessary to verify the amount of Net Debt, Company Transaction Expenses, Estimated Closing Working Capital and the estimate of the Company’s Stub Taxes (the Company shall provide Acquiror with reasonable access to all documents and personnel necessary for reviewing the amounts set forth in the certificate), (B) a schedule setting forth how the Net Merger Consideration will be distributed, including wire instructions in the case of payments to be made at Closing by wire transfer, and (C) the cash statements and the associated reconciliations upon which the estimated Net Debt as of the start of business on the Closing Date was determined.  The good faith estimate of the Net Merger Consideration as of the start of business on the Closing Date shall be referred to as the “Closing Estimate.”  All such calculations shall be prepared by the Company in accordance with GAAP applied using the same accounting methods, principles, practices and policies that were used in the preparation of the Financial Statements.

(b)         The Net Merger Consideration will be (i) increased on a dollar-for-dollar basis by the amount by which the Working Capital as of the open of business on the Closing Date (the “Closing Working Capital”) is greater than Target Working Capital, or (ii) decreased on a dollar-for-dollar basis by the amount by which the Closing Working Capital is less than Target Working Capital.

(c)          The final amounts of Company Transaction Expenses, Net Debt, and Closing Working Capital shall each be determined from a consolidated balance sheet (the “Closing Balance Sheet”) of the Company and its Subsidiaries as of the open of business on the Closing Date.  The Closing Balance Sheet shall be prepared in accordance with GAAP (which for purposes hereof shall be deemed not to apply to the calculation of Taxes nor to require the inclusion of footnotes) applied using the same accounting methods, principles, practices and policies that were used in the preparation of the Financial Statements.  Acquiror shall cause the Surviving Corporation to prepare the Closing Balance Sheet and deliver the Closing Balance Sheet to the Stockholder Representative not more than sixty days following the Closing Date.  “Delivery Date” means the date on which the Closing Balance Sheet is so delivered.  Acquiror and the Stockholder Representative shall, throughout the entire period starting on the Closing Date and ending on the Delivery Date, meet and discuss any and all financial and business matters relating to the preparation of the Closing Balance Sheet.

Section 2.15                                Closing Balance Sheet Disputes.  Acquiror shall make available to the Stockholder Representative, upon reasonable notice, the books, records and personnel of the Surviving Corporation and the Subsidiaries that the Stockholder Representative reasonably requires in order to review the Closing Balance Sheet and the Acquiror’s determination of Closing Working Capital, Net Debt and Company Transaction Expenses.  Disputes with respect to the Closing Balance Sheet shall be resolved as follows:

(a)          The Stockholder Representative shall have thirty days following the Delivery Date (the “Dispute Period”) to dispute in good faith any of the elements of or amounts reflected on the Closing Balance Sheet and affecting the calculation of the Net Merger Consideration (a “Dispute”).  If the Stockholder Representative does not give to the Acquiror written notice of a Dispute (a “Dispute Notice”) within the Dispute Period, the Closing Balance Sheet shall be treated as if it had been accepted and agreed to by the Stockholder Representative in the form in which it was delivered, and shall be final and binding upon the parties hereto.  If the Stockholder Representative has a Dispute, the Stockholder Representative shall give Acquiror a Dispute Notice within the Dispute Period, setting forth the elements and amounts with which it disagrees.  Within thirty days after delivery of the Dispute Notice, Acquiror and the Stockholder Representative shall attempt to resolve the Dispute and agree in writing upon the final content of the disputed Closing Balance Sheet.

(b)         If the Acquiror and the Stockholder Representative are unable to resolve any Dispute within the thirty-day period following the Stockholder Representative’s delivery of a Dispute Notice, the Stockholder Representative and the Acquiror shall jointly engage a nationally recognized certified public accounting firm mutually determined by the Acquiror and the Stockholder Representative (the “Arbitrating Accountant”) as arbitrator.  If the parties cannot agree on such accounting firm, the parties shall request the American Arbitration Association to appoint an arbiter, such appointment to be conclusive and binding on the parties.  In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator.  The Arbitrating Accountant’s function shall solely be to resolve the Dispute.  In resolving the Dispute, the Arbitrating Accountant shall be bound by the provisions of this Section 2.15 and may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such times claimed by either party.  The Arbitrating Accountant shall allow Acquiror and the Stockholder Representative (and their respective representatives) to present their respective positions regarding the Dispute.  The Arbitrating Accountant may, at its discretion, conduct a conference concerning the Dispute, at which conference each party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants.  In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings.  The Arbitrating Accountant shall thereafter promptly render its decision on the question in writing and finalize the Closing Balance Sheet.  Such written determination shall be final and binding upon the parties hereto, and judgment may be entered on the award.  Upon the resolution of all Disputes, the Closing Balance Sheet shall be revised to reflect the resolution.  The fees and expenses of the Arbitrating Accountant shall be paid half by the Stockholders, on the one hand, and half by Acquiror, on the other hand.

(c)          If, based on the Net Merger Consideration as finally determined:

(i)                                     the Net Merger Consideration exceeds the Closing Estimate (excluding for this purpose any adjustment to Net Merger Consideration made pursuant to Section 2.14(b)), the Surviving Corporation shall promptly (but in any event within five days of the final determination of the Net Merger Consideration) pay the excess to the Stockholder Representative on behalf of Stockholders (to be paid to each Stockholder by the Stockholder Representative in proportion to the Stockholders’ respective ownership of Company Capital Stock); or

(ii)                                  the Closing Estimate exceeds the Net Merger Consideration (excluding for this purpose any adjustment to Net Merger Consideration made pursuant to Section 2.14(b)), the Stockholder Representative on behalf of the Stockholders shall promptly (but in any event within five days of the final determination of the Net Merger Consideration) provide instructions to the Escrow Agent to release such excess from the Indemnity Escrow Fund and pay such excess over to the Acquiror; provided, however, that if the Indemnity Escrow Fund is insufficient to cover such excess, then the amount of such deficiency shall be paid by the Stockholders severally (but not jointly) in proportion to the Stockholders’ respective ownership of Company Capital Stock.

(d)         Upon final determination of Closing Working Capital:

(i)                                     if Closing Working Capital is greater than Estimated Closing Working Capital, the Net Merger Consideration shall be increased by the excess of Closing Working Capital over Estimated Closing Working Capital and the Acquiror shall promptly, but no later than five business days after such final determination, pay the amount of such difference to the Stockholder Representative on behalf of the Stockholders to be distributed to the Stockholders in proportion to their respective ownership of Company Capital Stock; or

(ii)                                  if Closing Working Capital is less than Estimated Closing Working Capital, the Net Merger Consideration shall be decreased by the excess of Estimated Closing Working Capital over Closing Working Capital and the Stockholder Representative shall provide instructions to the Escrow Agent to release such excess from the Indemnity Escrow Fund and pay such excess over to the Acquiror; provided, however, that if the Indemnity Escrow Fund is insufficient to cover such excess, then the amount of such deficiency shall be paid by the Stockholders severally (but not jointly) in proportion to the Stockholders’ respective ownership of Company Capital Stock.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the applicable section of the Disclosure Schedules attached hereto (the “Disclosure Schedules”), the Company hereby represents and warrants to the Acquiror on the date of the Original Agreement as follows:

Section 3.1                                      Organization and Qualification.  Each of the Company and its Subsidiaries is (i) a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct the Business as and where now owned, leased, used, operated and conducted and (ii) duly qualified to do business or licensed and in good standing in each jurisdiction where the Business is currently conducted, and neither the nature of the Business nor the property the Company owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.2                                      Authority.  (a) The Company has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to be executed by the Company and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and (b) the execution and delivery by the Company of this Agreement and each Ancillary Agreement to be executed by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and each of the Ancillary Agreements to be executed by the Company will be at or prior to Closing, duly executed and delivered by the Company.  This Agreement constitutes, and each of the Ancillary Agreements when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3                                      Subsidiaries and Investments.  Except as set forth in Schedule 3.3 of the Disclosure Schedules, (a) the Company does not have any Subsidiaries, (b) the Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise or any other securities or investments of any type and (c) the Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity referred to in this sentence or otherwise.  The outstanding shares of capital stock or equity interests of each Subsidiary of the Company are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights.  There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Subsidiaries or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Subsidiaries.  Except as set forth in Schedule 3.3 of the Disclosure Schedules, the Company owns, directly or indirectly, 100% of the common stock or equity securities of each Subsidiary.

Section 3.4                                      Conflicts; Consents and Approvals.  Except as set forth in Schedule 3.4 of the Disclosure Schedules:

(a)          The execution, delivery and performance by the Company of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)                                     conflict with, or result in a breach of any provision of the certificate of incorporation or bylaws of the Company or its Subsidiaries;

(ii)                                  conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected; or

(iii)                               conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, give rise to any obligation of the Company to make any payment under, or require any consent of any Person pursuant to, any material contract, Permit, or arrangement to which the Company or its Subsidiaries is a party;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Acquiror or any of its Affiliates.

(b)         The Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except for (i) any filings required to be made under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iv) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (v) as may be necessary as a result of any facts or circumstances relating to the Acquiror or any of its Affiliates.

Section 3.5                                      Capitalization.  The Company’s authorized and outstanding capital stock is as set forth in Schedule 3.5 of the Disclosure Schedules.  Except as set forth in Schedule 3.5 of the Disclosure Schedules, (a) all of the Company’s issued and outstanding capital stock is validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights, (b) the Shares constitute all of the issued and outstanding capital stock of the Company, (c) there are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company, (d) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to, or make any investment in, any other Person, (e) there are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of the Company, and (f) the Company has not agreed to register any securities under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities law or granted registration rights to any person or entity.  All of the outstanding shares of Common Stock are owned of record by the holders and in the respective amounts as are set forth on Schedule 3.5.

Section 3.6                                      Financial Statements; No Undisclosed Liabilities.

(a)          Copies of the (i) audited consolidated balance sheets of the Company and Subsidiaries as at December 31, 2004, 2005, and 2006 and the related audited consolidated statements of income, stockholders’ equity and cash flows of the Company and Subsidiaries for the years then ended (the “Financial Statements”) and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as at February 28, 2007 and the related consolidated statements of income and cash follows of the Company and its Subsidiaries for the two months then ended (collectively referred to as the “Stub Period Financial Statements”), are attached hereto as Schedule 3.6(a) of the Disclosure Schedules.  Each of the Financial Statements (x) has been prepared based on the books and records of the Company (except as may be indicated in the notes thereto), (y) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (z) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein.  Each of the Stub Period Financial Statements (A) has been prepared based on the books and records of the Company, (B) has been prepared in accordance with GAAP (which for purposes hereof shall be deemed not to apply to the calculation of Taxes nor to require the inclusion of footnotes) on a consistent basis throughout the period and (C) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein.  The audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2006 is referred to herein as the “Balance Sheet” and December 31, 2006 is referred to herein as the “Balance Sheet Date.”

(b)         There are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of the Company of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than any such debts, liabilities or obligations (i) reflected or reserved against on the Financial Statements or the notes thereto, (ii) incurred since the date of the audited consolidated balance sheet of the Company as at December 31, 2006 in the ordinary course of business of the Company, (iii) for Taxes, or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7                                      Absence of Certain Changes or Effects.  Except as set forth in Schedule 3.7 of the Disclosure Schedules and otherwise contemplated herein, since February 28, 2007, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business, have not taken any action prohibited by Sections 5.1(c), (e), (f), (j), (l), (m), and (p) and there has not occurred any Material Adverse Effect.

Section 3.8                                      Compliance with Law; Permits.  Except as set forth in Schedule 3.8 of the Disclosure Schedules, and excluding any violations that would reasonably be expected to result in an economic loss to the Company and its Subsidiaries, after Taxes and insurance, of less than $1,000,000 for each individual violation and $2,000,000 in the aggregate:

(a)          Each of the Company and its Subsidiaries is in compliance in all material respects with all material Laws applicable to it.

(b)         Each of the Company and its Subsidiaries is in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary at this time for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business as currently conducted (the “Permits”), except (i) such Permits as are not required to have been obtained prior to the date this representation is made, as to each of which the Company has no reason to believe such Permit shall not be obtained in the ordinary course prior to the time it is required to be obtained and without material expense not contemplated in the Company’s budgets, and (ii) where the failure to have, or the suspension or cancellation of, any of the Permits would not be material to the Company and its Subsidiaries.

Section 3.9                                      Litigation.  Except as set forth in Schedule 3.9 of the Disclosure Schedules, there is no material Action pending, or to the Knowledge of the Company, threatened, by or against the Company or any of its Subsidiaries before any Governmental Authority.  Neither the Company nor any Subsidiary is subject to any Order, and neither the Company nor any Subsidiary is in breach or violation of any Order.  There is no Action pending or, to the Knowledge of the Company, threatened, that would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.10                                Employee Benefit Plans.

(a)          Schedule 3.10(a) of the Disclosure Schedules sets forth a list of all (i) employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) all employment, termination, individual consulting, severance or other contracts, agreements or arrangements and (iii) all other bonus, stock option, stock purchase, restricted stock, incentive, equity or equity-based compensation, deferred compensation, change in control, sick leave, vacation, salary continuation, health or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, with respect to which the Company or any of its Subsidiaries has any obligation, contingent or otherwise (collectively, the “Employee Plans”); provided, however, that there shall be no obligation to list on Schedule 3.10(a) of the Disclosure Schedules any Employee Plan that is not material.  Correct and complete copies of the following documents with respect to each of the material Employee Plans have been delivered to Acquiror by the Company to the extent applicable:  (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Employee Plans.

(b)         Except as set forth in Schedule 3.10(b) of the Disclosure Schedules, each Employee Plan has been maintained in all material respects in accordance with its terms and the requirements of ERISA, the Code and all other applicable Law.  Each of the Company and its Subsidiaries has performed all material obligations required to be performed by it under any Employee Plan and, to the Knowledge of the Company, is not in any material respect in default under or in violation of any Employee Plan, and no Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened in writing with respect to any Employee Plan that would reasonably be expected to have result in material liability to the Company or any of its Subsidiaries.  All contributions required to have been made under any of the Employee Plans or by Law have been timely made.

(c)          Except as set forth in Schedule 3.10(c) of the Disclosure Schedules, each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and, to the Knowledge of the Company, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(d)         Except as set forth in Schedule 3.10(d) of the Disclosure Schedules, none of the Employee Plans is (i) subject to Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or (iii) a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any of its Subsidiaries would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(e)          None of the Employee Plans provide for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of Subtitle B of Title I of ERISA or any similar state or local law.

(f)            With respect to Employee Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Plans”), except as set forth on Schedule 3.10(f) of the Disclosure Schedules, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, (i) all material amounts required to be reserved under each book reserved Non-US Plan have been so reserved in accordance with GAAP and (ii) each Non-US Plan required to be registered with a Governmental Authority has been registered, has been maintained in good standing with the appropriate Governmental Authorities, has been maintained and operated in all material respects in accordance with its terms and is in material compliance with all applicable Law.

(g)         Except as set forth on Schedule 3.10(g) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any contract, agreement or arrangement that could, directly or in combination with other events, result, individually or in the aggregate, in the payment, acceleration, enhancement or funding of any benefit in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

Section 3.11                                Labor and Employment Matters.  Except as set forth in Schedule 3.11 of the Disclosure Schedules, (a) neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining contract that pertains to employees of the Company or its Subsidiaries and (b) to the Knowledge of the Company, there are no organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries.  There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, in each case, except as would not reasonably be expected to result in a material liability to the Company.  There are no material complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that would reasonably be expected to be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual.  The Company and its Subsidiaries are in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

Section 3.12                                Insurance.  Schedule 3.12 of the Disclosure Schedules sets forth a true and complete list of all material insurance policies in force with respect to the Company and its Subsidiaries, which insurance policies are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the business, assets and properties of the Company and its Subsidiaries.  The Company has heretofore provided the Acquiror with a brief summary of the coverage and terms of each such policy.

Section 3.13                                Real Property.  Schedule 3.13 of the Disclosure Schedules lists the street address of each parcel of Owned Real Property, the current owner of each parcel of Owned Real Property, the street address of each parcel of Leased Real Property and the identity of the lessee of each such parcel of Leased Real Property.  Except as set forth in Schedule 3.13 of the Disclosure Schedules, the Company and its Subsidiaries have good and marketable fee title to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.  Except as set forth in Schedule 3.13 of the Disclosure Schedules, the Company or its Subsidiaries has a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.  Except for the Company’s properties in Connecticut that are set forth in Schedule 3.13 of the Disclosure Schedules, all Owned Real Property and Leased Real Property and buildings (and all material mechanical systems, fixtures and improvements thereon) that are material to the operations of the Company and its Subsidiaries are in good operating condition without structural defects (reasonable wear and tear excepted).  During the twelve (12) months prior to the date of the Original Agreement, there have been no shutdowns of the facilities located on the Company’s properties in Connecticut that are set forth in Schedule 3.13 of the Disclosure Schedules outside of the ordinary course of business.  With respect to the Company’s facilities in Connecticut as set forth on Schedule 3.13 of the Disclosure Schedules, as of the date of the Original Agreement, to the Knowledge of the Company, no material repairs (other than those contemplated by the Company’s 2007 budget) in excess of $50,000 are currently contemplated which are required in order to operate the business at such facilities as conducted as of the date of the Original Agreement.

Section 3.14                                Intellectual Property.

(a)          Schedule 3.14(a) of the Disclosure Schedules sets forth a list, complete and accurate as of the date of this Agreement, of (i) each issued patent owned by the Company or any of its Subsidiaries and each pending patent application filed by or on behalf of the Company or any of its Subsidiaries, including the patent number or serial number for each, as applicable, (ii) each trademark and service mark registration and each pending application therefore owned by the Company or any of its Subsidiaries, including the registration or application number for each, as applicable, and (iii) each domain name registered by or on behalf of the Company or any of its Subsidiaries, in each case used by the Company or any of its Subsidiaries in connection with its business (the “Registered Intellectual Property”).

(b)         Except as disclosed in Schedule 3.14(b) of the Disclosure Schedules, the Company and its Subsidiaries own all right, title and interest in and to all Registered Intellectual Property.  All such Registered Intellectual Property is subsisting and, to the Knowledge of the Company, valid, and all necessary registration, maintenance, renewal, and other relevant filing fees required to be paid through the date of the Original Agreement in connection with the Registered Intellectual Property have been timely paid and all necessary documents and certificates required to be filed through the date of the Original Agreement in connection with the Registered Intellectual Property have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property in full force and effect, except where the failure to so register or file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)          Except as set forth on Schedule 3.14(c) of the Disclosure Schedules, the Company and its Subsidiaries own all right, title and interest in and to, or have valid and continuing rights to use all material Intellectual Property necessary for the conduct of the business and operations of the Company and its Subsidiaries as presently conducted, free and clear of all liens or obligations to others.  To the Knowledge of the Company, the business and operations of the Company and its Subsidiaries and their current products and services do not infringe upon or misappropriate any Intellectual Property of a third party.

(d)         Schedule 3.14(d) sets forth a list, complete and accurate as of the date of this Agreement, of all material agreements pursuant to which the Company or any of its Subsidiaries (i) licenses in or otherwise is authorized to use any material Intellectual Property and Technology necessary for the conduct of the business and operations of the Company and its Subsidiaries as presently conducted, and (ii) has licensed a third party any material Intellectual Property or Technology owned by or exclusively licensed to the Company or any of its Subsidiaries.

(e)          The Company and its Subsidiaries have taken all reasonable steps to protect the confidentiality of all trade secrets owned by Company or any of its Subsidiaries that are material to their businesses as currently conducted.

Section 3.15                                Taxes.  Except as set forth in Schedule 3.15 of the Disclosure Schedules:

(a)          (i) All Tax Returns required to have been filed by or with respect to the Company or its Subsidiaries (other than Tax Returns which, if properly prepared, would involve an immaterial amount of Tax) have been timely filed (taking into account any extension of time to file granted or obtained) and all such Tax Returns were accurate, correct and complete in all material respects, (ii) all Taxes (other than immaterial amounts of Taxes) owed by or with respect to the Company or its Subsidiaries (whether or not shown to be payable on such Tax Returns) have been paid to the appropriate Taxing Authority, (iii) no deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn, (iv) there are no Tax Encumbrances on the assets of the Company or any of its

Subsidiaries (other than Permitted Encumbrances), (v) all Taxes not yet due and payable by the Company or any of its Subsidiaries have been properly accrued on the books of account of the Company or its Subsidiaries in accordance with the prior practice of the Company, (vi) to the Knowledge of the Company, there are no audits or investigations by any Taxing Authority in progress, nor has any Stockholder, the Company or any of its Subsidiaries received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation, and (vii) the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have timely withheld and paid all Taxes (other than immaterial amounts of Taxes) required to have been withheld and paid in connection with amounts paid or owed to any employee, independent contractor, creditor or other third party.

(b)         To the Knowledge of the Company, no claim has been made by any Taxing Authority in a jurisdiction where none of the Company or any of its Subsidiaries files Tax Returns to the effect that any of the Company or its Subsidiaries is or may be subject to taxation by, is required to file any Tax Return in, or a Tax Return is required to be filed with respect to the Company or any of its Subsidiaries in, that jurisdiction.

(c)          None of the Company or any of its Subsidiaries (i) is a party to or bound by any Tax allocation, Tax sharing, Tax indemnity or similar contract or arrangement; (ii) has ever been a member of an affiliated group filing a consolidated federal income Tax Return or has any Liability for the Taxes of any Person other than the Company or any of its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise; (iii) has participated in any transaction that is a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code as of the Closing Date; or (iv) has (x) agreed to or is required to make any adjustment pursuant to Section 481 of the Code or any similar provision of state, local or foreign Law, (y) Knowledge that any Governmental Authority has proposed any such adjustment, or (z) any application pending with any Governmental Authority requesting permission for any changes in accounting methods.

(d)         None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

(e)          The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.

(f)            None of the Company or any of its Subsidiaries (i) has been a passive foreign investment company within the meaning of Section 1296 of the Code, or (ii) has an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code.

(g)         The Company has made available to the Acquiror (i) all income and other material Tax Returns of the Company and its Subsidiaries for all taxable years ending after December 31, 2004 and (ii) all revenue agents’ reports and other similar reports relating to the audit or examination of the Tax Returns of the Company and its Subsidiaries for all taxable periods ending after December 31, 2003.

(h)         For purposes of this Section 3.15 and Article VI, any reference to the Company or its Subsidiaries shall be deemed to include any Person that merged or was liquidated into such company.

Section 3.16                                Environmental Matters.

(a)          Except as set forth on Schedule 3.16 of the Disclosure Schedules:

(i)                                     the Company and its Subsidiaries are and have been in material compliance with all applicable Environmental Laws and have obtained and are and have been in material compliance with all Environmental Permits necessary for the operation of the business;

(ii)                                  there has been no material disposal, release, or threatened release of Hazardous Substances on, under, in, from or about any real property currently or to the Knowledge of the Company, formerly owned or operated by the Company, its Subsidiaries, or any of their predecessors, that has subjected, or could subject, the Company or its Subsidiaries to material liability under any Environmental Laws;

(iii)                               to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has disposed or arranged for disposal of Hazardous Substances on any third-party property that has subjected, or could subject, the Company or any of its Subsidiaries to material liability under any Environmental Laws;

(iv)                              neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information relating to the property of the Company or any of its Subsidiaries alleging a material violation of or material liability under any Environmental Law and there are no proceedings, actions, orders, decrees, injunctions or other claims, or any threatened actions or claims, relating to or otherwise alleging material liability under any Environmental Laws; and

(v)                                 the Company has made available to Acquiror all material environmental reports, studies, assessments and audits relating to the Business prepared in the last five (5) years that are in its possession or control.

(b)                                 The representations and warranties contained in this Section 3.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources and Hazardous Substances, related to the Company or its Subsidiaries.

For purposes of this Agreement:

“Environmental Laws” means any Laws of any Governmental Authority in effect as of the date of the Original Agreement relating to pollution, contamination, protection of the environment or natural resources, the regulation of Hazardous Substances, and the protection of human health and safety as related to exposure to Hazardous Substances.

“Environmental Permits” means all Permits under any Environmental Laws.

“Hazardous Substances” means (i) any substance that is listed, classified or regulated under any Environmental Laws; (ii) any petroleum product or by-product, asbestos containing material, lead containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; or (iii) any other substance that is or may become the subject of regulatory action under any Environmental Laws.

Section 3.17                                Material Contracts.

(a)          Schedule 3.17(a) of the Disclosure Schedules discloses all material contracts described in clauses (i) through (x) below to which the Company or any of its Subsidiaries is a party (“Material Contracts”):

(i)                                     each agreement or arrangement of the Company or any of its Subsidiaries that requires the payment or incurrence of liabilities by the Company or its Subsidiaries, subsequent to the date of this Agreement, of more than $1,000,000 annually, including any such contracts and agreements with customers or clients;

(ii)                                  each contract of the Company or any of its Subsidiaries relating to, or evidence of, or guarantee of, or providing security for, Indebtedness (whether incurred, assumed, guaranteed or secured by any asset of the Company or its Subsidiaries) or imposing a Lien on any of the assets of the Company or any Subsidiary;

(iii)                               each material license, sale, distribution, commission, marketing, agent, franchise, technical assistance or similar agreement relating to or providing for the marketing and/or sale of the products or services to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound;

(iv)                              each acquisition agreement entered into by the Company or its Subsidiaries in the five-year period prior to the date of the Original Agreement, and each partnership, joint venture, teaming arrangement, sharing of profit or proprietary information or other similar contract, arrangement or agreement entered into by the Company or any of its Subsidiaries that is still in effect;

(v)                                 each agreement, arrangement, contract, commitment or obligation of the Company or any of its Subsidiaries restricting or otherwise affecting the ability of the Company or any of its Subsidiaries to compete in its business or otherwise in any jurisdiction;

(vi)                              each pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees of the Company or any of its Subsidiaries or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or any severance agreement, program or policy;

(vii)                           each contract of the Company or any of its Subsidiaries for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or contract of the Company or any of its Subsidiaries relating to loans to officers, directors or Affiliates;

(viii)                        each license or other agreement of the Company or any of its Subsidiaries relating to the use of Intellectual Property, except for any of the foregoing related to the use of generally available computer software;

(ix)                                each lease respecting each Leased Real Property involving annual payments in excess of $250,000; and

(x)                                   each other existing agreement of the Company or any of its Subsidiaries, not otherwise covered by clauses (i) through (ix), the loss of which would result in a Material Adverse Effect.

(b)         True, correct and complete copies of such Material Contracts have been made available to the Acquiror.  To the Knowledge of the Company, each Material Contract is valid and enforceable by and against the Company or the Subsidiary of the Company party thereto and the other parties thereto in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law, and the Company or the Subsidiary of the Company party thereto is, and to the Knowledge of the Company, all other parties thereto are, in compliance in all material respects with the provisions thereof.

Section 3.18                                Related Party Transactions.  Except as set forth in Schedule 3.18 of the Disclosure Schedules and excluding any matters involving annual amounts of less than $100,000 in the aggregate, no employee, officer, director, stockholder, partner or member of the Company of any of its Subsidiaries, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”), in any non-employment-related capacity, (i) owes any amount to the Company or any of its Subsidiaries nor does the Company or any of its Subsidiaries owe any amount to, or has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement with the Company or any of its Subsidiaries (whether written or oral), (iii) owns any property or right, tangible or intangible, that is material and used by the Company or any of its Subsidiaries, (iv) to the Knowledge of the Company, has any claim or cause of action against the Company or any of its Subsidiaries, or (v) to the Knowledge of the Company, owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any Subsidiary.

Section 3.19           Customers.

(a)   Schedule 3.19 of the Disclosure Schedules sets forth a list of the ten (10) largest customers of the Company and its Subsidiaries, as measured by the dollar amount of purchases thereby, during each of the fiscal years ended December 31, 2006 and December 31, 2005, showing the approximate total sales by the Company and its Subsidiaries to each such customer and the approximate total purchases by the Company and its Subsidiaries from each such supplier, during such period.

(b)   Since the Balance Sheet Date, no customer listed on Schedule 3.19 of the Disclosure Schedules has terminated its relationship with the Company or any of its Subsidiaries or materially changed the terms of its business with the Company or any of its Subsidiaries and, to the Knowledge of the Company, no customer listed on Schedule 3.19 of the Disclosure Schedules has notified the Company or its Subsidiaries that it intends to terminate or materially change the terms of its business with the Company or any of its Subsidiaries.

Section 3.20           Certain Payments.  To the Knowledge of the Company, since January 1, 2002, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, agents and employees have taken any action that (i) violated the United States Foreign Corrupt Practices Act, 15 U.S.C. Sections 78dd-1 et seq., or (ii) violated any similar law relating to payments to government officials of any jurisdiction in which the Company or any of its Subsidiaries conducts business.

Section 3.21           Financial Advisors.  Except as set forth on Schedule 3.21 of the Disclosure Schedules, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Stockholders, the Company or any Subsidiary in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE ACQUIROR AND SUB

The Acquiror and Sub hereby represent and warrant to the Company and the Stockholders on the date of the Original Agreement as follows:

Section 4.1             Organization and Qualification.

(a)   Each of the Acquiror and Sub is (i) a limited liability company or corporation, respectively, duly organized, validly existing and in good standing under the laws of Delaware, and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b)   The Acquiror has heretofore furnished to the Company a complete and correct copy of the certificate of formation and limited liability company agreement for the

Acquiror and certificate of incorporation and bylaws of the Sub, each as amended to date, of the Acquiror and Sub.  Such certificate of formation, limited liability company agreement, certificate of incorporation and bylaws, as the case may be, are in full force and effect.

Section 4.2             Authority.  Each of the Acquiror and Sub has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Acquiror and Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of managers of Acquiror and the board of directors of the Sub and by the Acquiror as the sole stockholder of Sub.  No other corporate proceedings on the part of the Acquiror or Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Acquiror or Sub will be a party will have been, duly and validly executed and delivered by the Acquiror and Sub, as applicable.  This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Acquiror or Sub will be a party will constitute, the legal, valid and binding obligations of the Acquiror and Sub, as applicable, enforceable against the Acquiror and Sub, as applicable, in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3             No Conflict; Required Filings and Consents.

(a)   The execution, delivery and performance by each of the Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)            conflict with or violate the certificate of formation or the limited liability company agreement of the Acquiror or the certificate of incorporation or bylaws of the Sub;

(ii)           conflict with or violate any Law applicable to the Acquiror or Sub or by which any property or asset of the Acquiror or Sub is bound or affected; or

(iii)          conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material contract or agreement to which the Acquiror or Sub is a party;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Company or any of its Affiliates.

(b)   Neither the Acquiror nor Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iv) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect or (v) as may be necessary as a result of any facts or circumstances relating to the Company or any of its Affiliates.

Section 4.4             No Prior Activities.  Except for obligations incurred in connection with its organization and the transactions contemplated hereby, Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

Section 4.5             Financing.  Prior to the date hereof, the Acquiror has delivered to the Company a true and complete copy of (a) a financing commitment letter in the form attached hereto as Exhibit F (the “Equity Commitment Letter”) evidencing the equity contribution from the Fund and (b) a financing commitment letter in the form attached hereto as Exhibit G (the “Debt Commitment Letter”) and related term sheets (the “Debt Financing”).  The amount set forth in the Debt Commitment Letter, together with the financing to be provided by Acquiror pursuant to the Equity Commitment Letter, will provide sufficient funds for Acquiror to consummate the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary contained herein, the Acquiror acknowledges and agrees that the Closing is not contingent upon the Acquiror obtaining financing for payment of the Gross Merger Consideration.

Section 4.6             Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Acquiror or Sub.  In addition, no investment banking firm or other financial institution or any employee or affiliate thereof who is not employed directly by or acts as a full-time consultant to the DLJ Merchant Banking Partners business is entitled to or will receive any financial consideration of any kind whatsoever in connection with or relating to the transactions contemplated by this Agreement based upon arrangements, understandings or agreements made by, with or on behalf of the Acquiror, Sub or any Affiliate thereof.

Section 4.7             No Knowledge of Breaches.  Neither the Acquiror nor Sub has any Knowledge that any of the representations or warranties made by the Company as of the date of the Original Agreement are untrue, incomplete or inaccurate.

ARTICLE V
COVENANTS

Section 5.1             Conduct of Business Prior to the Closing.  Between the date of the Original Agreement and the Closing Date, unless the Acquiror shall otherwise agree in writing, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business in all material respects, and the Company shall, and shall cause each of its Subsidiaries to, use their respective commercially reasonable efforts to (A) preserve intact in all material respects their business operations and organization (including officers and employees) and the goodwill of the Company and its Subsidiaries and (B) preserve the present relationships with Persons having business dealings with the Company and Subsidiaries (including customers and suppliers); provided, however, the loss of such persons or entities shall not be deemed to be a breach of this Agreement.  Between the date of the Original Agreement and the Closing Date, without the prior consent of the Acquiror (which consent shall not be unreasonably withheld), neither the Company nor any of its Subsidiaries will:

(a)   amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents, except for such amendments or changes as are directly related to the consummation of the transactions contemplated under this Agreement;

(b)   issue or sell any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares;

(c)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise (other than assets solely comprised of Jana Laboratories, Inc. and the golf membership at La Costa Country Club together with all associated liabilities, provided that such assets will be distributed prior to the Closing Date), or make any other payment on or with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary of the Company to the Company;

(d)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure;

(e)   acquire (i) any corporation, partnership, limited liability company, other business organization or division thereof or (ii) any assets in excess of $500,000 other than in the ordinary course of business;

(f)    except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company or any of its Subsidiaries;

(g)   incur any Indebtedness or issue any debt securities, other than borrowings under the Company’s or any of its Subsidiaries’ existing lines of credit in the ordinary course of business;

(h)   enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date of the Original Agreement, other than any such contracts, agreements or arrangements entered into in the ordinary course of business (including contracts, agreements or arrangements with customers, vendors or clients);

(i)    terminate, amend, restate, supplement or waive any rights under any Material Contract or Permit, other than in ordinary course of business;

(j)    except as provided in the Company’s budget for the fiscal year ending December 31, 2007, authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $500,000 or capital expenditures that are, in the aggregate, in excess of $2,500,000 for the Company and its Subsidiaries taken as a whole;

(k)   fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire, unless such Leased Real Property has been replaced as of such time by comparable Leased Real Property;

(l)    grant or announce any increase in the salaries, bonuses or other benefits payable by the Company or any of its Subsidiaries to any of their employees (for purposes of Section 3.7, those employees earning a base annual salary greater than or equal to $150,000 as of the date of the Original Agreement), other than (i) as required by Law, (ii) pursuant to any plans, programs or agreements existing on the date of the Original Agreement or (iii) other ordinary increases not inconsistent with the past practices of the Company or such Subsidiary;

(m)  make any change in any method of accounting or accounting practice, method or policy, except as required by GAAP;

(n)   settle or comprise any pending or threatened Action or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $250,000;

(o)   change or modify credit, collection or payment policies, procedures or practices, including acceleration of collection or receivables (whether or not past due) or fail to delay payment of payables or other liabilities; or

(p)   (i) make or revoke any election in respect of Taxes, (ii) change any accounting method in respect of Taxes, (iii) prepare any material Tax Return in a manner which is not consistent with the past practice of the Company or its Subsidiaries, unless otherwise required by applicable Law, (iv) file any amendment to a material Tax Return, (v) settle any claim or assessment in respect of Taxes, other than in connection with the audit of the Company’s 2003 federal income tax return (as provided in clause (vii)), (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes other than in connection with the audit of the Company’s 2003 federal income tax return, (vii) settle any claim or assessment in respect of Taxes in connection with the audit of the Company’s 2003 federal income tax return without the consent of the Acquiror, which consent shall not be withheld if such settlement is reasonable, or (viii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes in connection with the audit of the Company’s 2003 federal income tax return without informing the Acquiror of the nature of such consent.

Section 5.2             Covenants Regarding Information.

(a)   From the date of the Original Agreement until the Closing Date, upon reasonable notice, the Company and its Subsidiaries shall afford the Acquiror and its officers, employees, agents, accountants, advisors, bankers and other representatives (collectively, “Representatives”) reasonable access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish the Acquiror with such financial, operating and other data and information as the Acquiror may reasonably request; provided, however, that any such access or furnishing of information shall be conducted during normal business hours, under the supervision of the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company and its Subsidiaries.  Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall be required to disclose any information to the Acquiror or its Representatives if such disclosure would, in the Company’s reasonable discretion, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date of the Original Agreement; provided, however, that the Company and its Subsidiaries shall use commercially reasonable efforts to provide such information in a manner that will not jeopardize such privilege or contravene any Law, duty or agreement.

(b)   In connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Stockholders (as they relate to the Company and its Subsidiaries), for a period of seven (7) years after the Closing or, if shorter, the applicable period specified in the Company’s document retention policy, the Company shall (i) retain the books and records relating to the Company and its Subsidiaries relating to periods prior to the Closing and (ii) provided that the Stockholders execute a customary confidentiality agreement, afford the Representatives of the Stockholders reasonable access (including the right to make, at the applicable Stockholder’s expense, photocopies), during normal business hours, to such books and records.

Section 5.3             Update of Disclosure Schedules; Knowledge of Breach.  The Company shall have the right from time to time prior to the Closing to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered which if existing or known at the date of the Original Agreement would have been required to be set forth or described in such Disclosure Schedules and also with respect to events or conditions arising after the date of the Original Agreement and prior to the Closing; provided that any such supplement or amendment shall not limit or otherwise affect the remedies available to the Acquiror hereunder and, except as provided in the immediately following sentence, the representations and warranties of the Company or the conditions to the obligations of the Acquiror.  Any such supplemental or amended disclosure shall be deemed to have cured any breach of any representation or warranty made in this Agreement not constituting a Material Adverse Effect for purposes of determining whether or not the conditions set forth in Article VII have been satisfied.  If, prior to the Closing, the Acquiror shall have Knowledge that any breach of a representation or warranty of the Company has occurred (other than through notice from the Company), the Acquiror shall promptly so notify the Company, in reasonable detail; provided, however, that a failure by the Acquiror to comply with such obligation shall not be deemed a breach of this Agreement.  Nothing in this Agreement, including this Section 5.3, shall imply that the Company is making any representation or warranty as of any date other than the date of the Original Agreement and the Closing Date.

Section 5.4             Notification of Certain Matters.  Until the Closing, each party hereto shall promptly notify the other parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied.  For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, written notifications provided by the Company to the Acquiror pursuant to this Section 5.4 shall be deemed incorporated into the Disclosure Schedules for purposes of this Agreement; provided that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

Section 5.5             No Solicitation.  If this Agreement is terminated prior to Effective Time, the Acquiror will not, for a period of three years thereafter, without the prior written consent of the Company, solicit (other than a solicitation by general advertisement) any person who is an employee of the Company, at the date of the Original Agreement or at any time hereafter that precedes such termination, to terminate his or her employment with the Company.  The Acquiror agrees that any remedy at law for any breach by the Acquiror of this Section 5.5 would be inadequate, and that the Company would be entitled to injunctive relief in such a case.  If it is ever held that this restriction on the Acquiror is too onerous and is not necessary for the protection of the Company, the Acquiror agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate to properly protect the Company.

Section 5.6             Takeover Statutes.  If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or the Ancillary Agreements, each of the Company and the Acquiror and its respective board of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

Section 5.7             Employee Benefits.

(a)   The Acquiror shall provide, or cause to be provided, to the employees of the Company and its Subsidiaries (the “Affected Employees”), for a period of one year following the Effective Time, compensation and employee benefits that are comparable, in the aggregate,  to those currently provided by the Company and its Subsidiaries to their employees under the Employee Plans, and the Acquiror shall cause to be provided to any Affected Employee who is terminated during such one-year period following the Effective Time severance benefits that are at least comparable to those currently provided by the Company and its Subsidiaries to similarly situated employees and set forth on Schedule 5.7(a) of the Disclosure Schedules.  From and after the Effective Time, the Acquiror shall cause the Surviving Corporation and its Subsidiaries, as applicable, to honor in accordance with the terms of any employment, severance, change of control, salary continuation and management incentive agreements (excluding, for the avoidance of doubt, any Employee Plans) existing on the date of the Original Agreement between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants, in each case, to the extent the Company or any of its Subsidiaries would have been required to perform such agreement and as set forth on Schedule 5.7(a).

(b)   The Acquiror shall, or shall cause the Surviving Corporation to, honor all unused vacation, holiday, sickness and personal days accrued by the employees of the Company and its Subsidiaries under the policies and practices of the Company and its Subsidiaries.  In the event of any change in the welfare benefits provided to any employee of the Company or any of its Subsidiaries under any plan, the Acquiror shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their covered dependents under such plan (except to the extent that such conditions, exclusions or waiting periods would apply under the Company’s or such Subsidiary’s then-existing plans absent any change in such welfare coverage plan) and (ii) provide each Affected Employee and his or her covered dependents with credit for any deductibles or out-of-pocket expenses paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan.  The Acquiror shall, or shall cause the Surviving Corporation to, provide each Affected Employee with credit for all service with the Company and its Affiliates under each employee benefit plan, policy, program or arrangement in which such Affected Employee is eligible to participate following the Effective Time, except for purposes of benefit accrual under a defined benefit pension plan or to the extent that it would result in a duplication of benefits with respect to the same period of services.

(c)   Nothing contained in this Section 5.7 shall be construed to create any beneficiary rights in any employee or former employee (including any dependent thereof) of the Company or the Surviving Corporation or any of their Subsidiaries in respect of continued employment for any specified period, nor to require the Acquiror or the Surviving Corporation to continue any specific employee benefit plans (except to the extent set forth in Section 5.7(a)).

(d)   Prior to the Effective Time, the Company will use all reasonable efforts to seek a stockholder vote on the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive or retain any and all payments that would otherwise reasonably be expected to be deemed “parachute payments” under Section 280G of the Code on terms and conditions interpreted in a manner that complies with Section 280G of the Code and the regulations thereunder.

(e)   Notwithstanding anything to the contrary set forth in this Article V, the Company shall, prior to the Closing Date, pay (i) an amount equal to $2,073,557 owing to eligible employees of the Company under the Company’s Executive Multiyear Incentive Plan and (ii) the estimated amount of the Company’s Stub Taxes to the relevant Taxing Authority.  At or prior to Closing, the Company shall provide Acquiror with a schedule showing all amounts paid pursuant to this Section 5.7(e)(ii), including to which Taxing Authorities such amounts were paid.

Section 5.8                                      Confidentiality.  Each of the parties shall hold, and shall cause its Representatives to hold in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated March 14, 2007 between DLJ Merchant Bank, Inc., an affiliate of the Acquiror and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.9                                      Consents and Filings.

(a)               Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law.  The Acquiror shall pay all filing fees and other charges for the filing under the HSR Act by all parties.

(b)              Each of the Acquiror and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any Law, including the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”).   In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Law, the Company shall use commercially reasonable efforts, and the Acquiror shall cooperate with the Company, to contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, Acquiror and the Company decide that litigation is not in their respective best interests.

(c)               Each of the parties hereto (each, a “Party”) shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement, and permit the other Parties to review in advance any proposed communication by such Party to any Governmental Authority.  No Party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting.  Subject to the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act.  Subject to the Confidentiality Agreement, the Parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

Section 5.10                                Further Assurances.  Subject to, and not in limitation of, Section 5.9, each of the Company and the Acquiror shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

Section 5.11                                Public Announcements.  The Parties shall provide each other with the opportunity to review and comment upon any proposed press release or other public statement with respect to the transactions contemplated hereby, and neither Party shall issue any such press release or make any such public statement without the consent of the other Party, except as may be required by applicable Law.  Notwithstanding anything to the contrary set forth herein, the Parties shall make no public statement or announcement that specifically refers to J.H. Whitney & Co. or any present or former Affiliate thereof (other than the Company) without its prior written consent, except as may be required by applicable Law.

Section 5.12                                Directors’ and Officers’ Indemnification.

(a)               The Acquiror shall, and shall cause the Surviving Corporation and its Subsidiaries to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Original Agreement or who becomes prior to the Closing Date, an officer or director of the Company or any of its Subsidiaries (the “D&O Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) arising out of or relating to any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising out of or relating in whole or in part to the fact that such person is or was a director or officer of the Company or any of its Subsidiaries whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date (the “D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or relating to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable Law to indemnify its own directors or officers (and the Acquiror shall, or shall cause the Surviving Corporation and its Subsidiaries to, pay expenses in advance of the final disposition of any such action or proceeding to each D&O Indemnified Party, provided that the person to whom expenses are advanced provides an undertaking to repay such advances (x) to the extent required by applicable Law or (y) if it is ultimately determined by a court of competent jurisdiction, after all appeals have been extinguished, that such person is not entitled to indemnification hereunder).  Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any D&O Indemnified Party (whether arising before or after the Closing Date), (i) the D&O Indemnified Party may retain counsel satisfactory to it and reasonably satisfactory to the Acquiror, and the Acquiror shall, or shall cause the Surviving Corporation and its Subsidiaries to, pay all fees and expenses of such counsel for the D&O Indemnified Party promptly as statements therefor are received and (ii) the Acquiror, the Surviving Corporation, its Subsidiaries and each D&O Indemnified Party will use all reasonable efforts to assist in the vigorous defense of any such matter; provided that none of the Surviving Corporation, any of its Subsidiaries or the Acquiror shall be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld.  Any D&O Indemnified Party wishing to claim indemnification under this Section 5.12 shall notify the Acquiror upon learning of any such claim, action, suit, proceeding or investigation (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 5.12 except to the extent such failure prejudices such party).  The Parties agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any such action or suit, existing in favor of the D&O Indemnified Parties with respect to matters occurring through the Closing Date shall continue in full force and effect for a period of not less than six years from the Closing Date; provided, however, that all rights to indemnification in respect of any D&O Indemnified Liabilities asserted or made within such period shall continue until the disposition of such D&O Indemnified Liabilities.

(b)              The Company shall, on or before the Closing Date, arrange for and pay the expense of a non-cancellable “tail” coverage insurance policy for a period of six (6) years from the Closing Date under the Company’s current directors’ and officers’ liability insurance policies (providing coverage not less favorable than that provided by such insurance in effect on the date of the Original Agreement) with respect to matters existing or occurring prior to the Effective Time; provided, however, that the cost of such coverage shall not be deemed a Company Transaction Expense for purposes of this Agreement.

(c)               The Acquiror covenants, for itself and its successors and assigns, that (except for fraud claims) it and they shall not institute any action or proceeding in any court or before any administrative agency or before any other tribunal against any of the current directors and officers of the Company and its Subsidiaries (including, but not limited to, those officers listed on Schedule 1.1 of the Disclosure Schedules), in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval or negotiation of this Agreement or the transactions contemplated hereby (including, but not limited to, the structure of such transactions).

(d)              The Surviving Corporation shall not take any action directly or indirectly to disaffirm or adversely affect the provisions of the Certificate of Incorporation and Bylaws and any other written agreements of the Company and its Subsidiaries that provide indemnification of and expense reimbursement to D&O Indemnified Parties.

Section 5.13                                Cooperation with Financing.  The Company shall provide, shall cause its Subsidiaries to provide and shall use its reasonable best efforts to cause its Representatives to provide such reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Acquiror, including (i) participation in meetings, drafting sessions, presentations, road shows and due diligence, (ii) using reasonable best efforts to furnish Acquiror and the financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Acquiror to consummate the Debt Financing, including delivering unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Company prepared in accordance with GAAP (which for purposes hereof shall be deemed not to apply to the calculation of Taxes nor to require the inclusion of footnotes) for (A) each subsequent fiscal quarter ended at least 45 days before the Closing Date and (B) each fiscal month after the most recent fiscal quarter for which financial statements were received by Acquiror’s financing sources as described above and ended at least 30 days before the Closing Date, (iii) assisting Acquiror and the financing sources in the preparation of (A) offering documents and other informational and marketing materials and documents for any portion of the Debt Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of the Acquiror and the financing sources for any portion of the Debt Financing, (v) reasonably facilitating the pledging of collateral and execution and delivery of definitive financing documents and customary deliverables and (vi) using reasonable best efforts to obtain accountants’ comfort letters, accountants’ consent letters, legal opinions, surveys and title insurance as reasonably requested by Acquiror.

Section 5.14                                Related Party Transactions.  On or prior to the Closing Date, the Company shall terminate the Amended and Restated Management Services Agreement dated as of January 1, 2004 by and between the Company and JHW Management Services, L.L.C. and any amounts payable in connection with the termination thereof shall be paid prior to the Closing Date.

Section 5.15                                Notice to Stockholders; Rollover Participation.

(a)                  The Company will promptly notify all Stockholders of the approval and adoption of this Agreement and the Merger in accordance with Section 228(e) of the Delaware General Corporation Law.

(b)                 As soon as practicable following the date of the Original Agreement, the Company shall offer to those Stockholders that (i) own in excess of one percent (1%) of the Company Capital Stock and (ii) are “accredited investors” within the meaning of Rule 501 of Regulation D of the Securities Act, the opportunity to exchange a portion of their Shares for an equal value of shares of common stock of the Acquiror; provided that the rollover offer is conditioned upon (A) the consummation of the Merger, (B) each offeree executing a Contribution Agreement, (C) each offeree executing a counterpart agreeing to be bound by the terms of a stockholders agreement and (D) Acquiror’s approval of both the Stockholder’s participation and the number of Shares to be exchanged.  Any such offer must be accepted by a Stockholder prior to June 13, 2007 by the execution of a binding Contribution Agreement together with the Certificates and an irrevocable stock power.

Section 5.16                                Spanish Rebates.  Until the fourth anniversary of the Closing Date, the Stockholders will be entitled to a portion of the Spanish Rebates, if and when received by the Company, its Affiliates or its Subsidiaries, as set forth on Schedule 5.16 of the Disclosure

Schedules; provided that the Stockholders agree to execute an undertaking reasonably satisfactory to the Acquiror to return to the Acquiror any Spanish Rebate, or portion thereof, plus penalties and interest, in the event that the Company, its Affiliates or Subsidiaries are required by a Governmental Authority to return any Spanish Rebate or portion thereof.  Acquiror shall promptly (or in any event within ten (10) Business Days) after receiving any Spanish Rebates to which the Stockholders are entitled pursuant to this Section 5.16 deliver such Spanish Rebates to the Stockholder Representative by wire transfer of immediately available funds to an account specified by the Stockholder Representative, in each case as reduced by any out-of-pocket expenses, net of any tax benefit for the payment of such expenses incurred to obtain such Spanish Rebates.  The amounts payable to the Stockholders shall be further reduced by (x) any Taxes payable by the Company, its Affiliates or its Subsidiaries with respect to the receipt of such rebates; and (y) any Taxes (including United States federal income taxes) payable by the Company, its Affiliates or its Subsidiaries as a direct result of the repatriation of the amounts of such rebates to the Company or an Affiliate or Subsidiary located in the United States.  The Acquiror shall consult seriously and in good faith with the Stockholder Representative regarding the correct treatment of the Spanish Rebates for Tax purposes and the reporting thereof on any applicable Tax Returns.  Spanish Rebates payable hereunder shall be made in the United States dollar equivalent, less currency exchange expenses.

Section 5.17                                Stockholder Approval.  The Company shall use its reasonable best efforts to prepare and mail to all Stockholders as promptly as practicable following the execution of this Agreement the notice required by Section 228(e) of the DGCL describing in reasonable detail the Merger and a written consent seeking approval of this Agreement, the Merger and the other transactions contemplated hereby.

ARTICLE VI
TAX MATTERS

Section 6.1                                      Tax Indemnification.

(a)                  The Stockholders, severally (but not jointly) in proportion to their respective ownership of Company Capital Stock, shall indemnify and hold harmless the Acquiror Indemnified Parties from and against any and all Damages in respect of (i) all Taxes of the Company and its Subsidiaries (A) for any taxable period ending on or before the Closing Date, and (B) for the portion of any Straddle Period (as defined below) ending on the Closing Date (determined as provided in Section 6.2(d)); (ii) all Taxes attributable to any inclusion under Section 951 of the Code by Acquiror or its Affiliates at the end of the taxable year of a Subsidiary of the Company that includes the Closing Date arising out of any income accrued by such Subsidiary on or prior to the Closing Date; (iii) all Taxes imposed on any member of a consolidated, combined, unitary or similar group of which any of the Company or its Subsidiaries is or was a member on or prior to the Closing Date, by reason of the liability of any of the Company or its Subsidiaries pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law); and (iv) all Taxes required to be paid by the Stockholders pursuant to Section 6.7 hereof.

(b)                 The Parties agree that any and all indemnification obligations hereunder of the Stockholders made pursuant to Section 6.1(a) shall be satisfied first from the available amount of the Indemnity Escrow Fund then on deposit with the Escrow Agent.  If and only if the Indemnity Escrow Fund is exhausted or is otherwise unavailable, then the Stockholders, severally (but not jointly) in proportion to their respective ownership of Company Capital Stock, shall be liable to the Acquiror Indemnified Parties for all indemnification obligations pursuant to Section 6.1(a).

(c)                  Any refunds of Taxes with respect to the Company or its Subsidiaries that are paid or credited to the Acquiror, the Company, or any of its Subsidiaries or Affiliates and that relate to taxable periods ending on or prior to the Closing Date or the portion of any Straddle Period ending on the Closing Date shall be for the account of the Stockholders other than (i) with respect to amounts that were shown as an asset on the Closing Balance Sheet and (ii) refunds attributable to the carryback of losses or other Tax attributes of the Company or any of its Subsidiaries from any period beginning after the Closing Date or the post-Closing portion of any Straddle Period.  The Acquiror shall pay over to the Stockholder Representative any such refund or the amount of any such credit, net of any Tax or expense incurred in respect of the receipt thereof or entitlement thereto within fifteen (15) days after receipt or entitlement thereto.

Section 6.2                                      Tax Returns.

(a)                  The Company shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries on or prior to the Closing Date and the Company shall timely remit (or cause to be timely remitted) any Taxes due in respect of such Tax Returns.  All such Tax Returns shall be prepared in a manner consistent with prior practice, unless otherwise required by applicable Law.  The Company shall provide Acquiror with copies of completed drafts of such Tax Returns at least twenty (20) days prior to the due date for filing thereof (including any extension thereof), along with appropriate supporting information and schedules, for Acquiror’s review and approval, which approval shall not be unreasonably withheld or delayed.  The Company and the Acquiror shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In the event that the Company and the Acquiror are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 6.4, which resolution shall be binding on the parties.

(b)                 Following the Closing, the Acquiror shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries after the Closing Date and, subject to the rights to payment from the Stockholders under Section 6.2(c), pay or cause to be paid all Taxes shown due thereon.  With respect to any Tax Return required to be filed with respect to the Company or its Subsidiaries for a taxable period beginning on or prior to the Closing Date, the Acquiror shall provide the Stockholder Representative with a copy of such completed Tax Return together with appropriate supporting information and schedules at least twenty (20) days prior to the due date (including any extension thereof) for the filing of such Tax Return for the Stockholder Representative’s review and approval, not to be unreasonably withheld or delayed.  All Tax Returns required to be filed or caused to be filed in accordance with Section 6.2 shall be prepared and filed in a manner consistent with past practice and Acquiror and the Stockholder Representative shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In the event that Acquiror and the Stockholder Representative are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 6.4, which resolution shall be binding on the parties.  Except as required by applicable law, without the prior written consent of the Stockholder Representative, neither the Acquiror nor the Company shall file any amended Tax Returns for periods beginning on or before the Closing Date.

(c)                  Not later than three (3) days prior to the due date for the payment of Taxes on any Tax Return which the Acquiror has the responsibility to cause to be filed pursuant to Section 6.2(b), (i) if the amount of Stub Taxes on such Tax Return exceeds the estimated amount of Stub Taxes paid by the Company pursuant to Section 5.7(e) hereof, the Stockholders shall pay to the Acquiror the amount of such excess, or (ii) if the amount of Stub Taxes on such Tax Return is less than the estimated amount of Stub Taxes paid by the Company pursuant to Section 5.7(e) hereof, the Acquiror shall pay the Stockholders the amount of such shortfall.  No payment obligation pursuant to this Section 6.2(c) shall excuse the Stockholders from their indemnification obligations pursuant to Section 6.1(a) if the amount of Taxes as ultimately determined, on audit or otherwise, for the periods covered by such Tax Returns exceeds the amount of the Stockholders’ payment under this Section 6.2(c).

(d)                 The Company and the Acquiror will, unless prohibited by applicable Law, close the taxable period of the Company and its Subsidiaries as of the close of business on the Closing Date.  If applicable Law does not permit the Company or its Subsidiaries to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the Stockholders for the period up to and including the close of business on the Closing Date and (ii) to the Company (and its Subsidiaries) for the period subsequent to the Closing Date.  Any allocation of income or deduction required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company or its Subsidiaries (as applicable) as of the close of business on the Closing Date, provided that, (x) Taxes attributable to events occurring on the Closing Date after the Closing that are not in the ordinary course of business of the Company or its Subsidiaries shall be allocated to the Company (or its Subsidiaries) and (y) in the case of Taxes that are imposed on a periodic basis or property Taxes or ad valorem Taxes and exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(e)                  The indemnification provided for in this Article VI (i) shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of Section 3.15, and (ii) shall expire thirty-six (36) months after the Closing Date.  In the event of a conflict between the provisions of this Article VI, on the one hand, and the provisions of Article IX, on the other, the provisions of this Article VI shall control.

Section 6.3                                      Contest Provisions.

(a)          If a claim for Taxes, including, without limitation, notice of a pending or threatened audit, shall be made by any Taxing Authority with respect to the Company for taxable periods beginning on or before the Closing Date (“Tax Claim”), the Acquiror shall promptly notify the Stockholder Representative in writing of the Tax Claim; provided, however, that the failure to give such notice as provided herein shall not relieve the Stockholders of their obligations under Section 6.1(a) except to the extent that the Stockholders are actually prejudiced thereby.  Such notice shall state the nature and basis of the Tax Claim and the amount thereof, to the extent known.

(b)         (i) Except as provided in Section 6.3(b)(ii), the Acquiror and the Stockholder Representative shall, each at its own expense, jointly control the representation of the Company and its Subsidiaries in any Tax audit or administrative or court proceeding to the extent relating to Tax liabilities for which indemnity would be available.  Such joint control shall include, but not be limited to, joint control over (A) the selection of counsel or other advisors of the Company and its Subsidiaries in connection with such audit or dispute; (B) any positions to be taken in such audit or proceeding; (C) the preparation of any written submission to be sent to a Taxing Authority; and (D) settlement, resolution, or closing or other agreement with respect to such audit or proceeding.  In connection therewith, and without limiting the foregoing in any manner, (1) each party shall have the right to be present at, and participate in, any such audit or proceeding; (2) each party shall have the right to receive or obtain copies of all correspondence, notices, and the written materials received from any Taxing Authorities; (3) each party shall have the obligation to keep the other party advised of significant or material developments in the audit or dispute and of significant or material communications involving representatives of the Taxing Authorities; (4) each party shall have the obligation to consult seriously and in good faith with the other party regarding any positions to be taken in such audit or proceeding; (5) each party shall have the obligation to consult seriously and in good faith in the preparation of any written submission to be sent to a Taxing Authority; and (6) each party shall have the obligation to consult seriously and in good faith with the other party regarding any settlement, resolution, or closing or other agreement with respect to such audit or proceeding.  In the event that Acquiror and the Stockholder Representative are unable to resolve any dispute with respect to such audit or proceeding, such dispute shall be resolved pursuant to Section 6.4, which resolution shall be binding on the parties.

(ii)                                  If the amount at issue in a Tax Claim is reasonably expected to involve $200,000 or less (taking into account any amounts that would be at issue if the items were similarly disputed by other Taxing Authorities), the Acquiror shall have the sole right to represent the interest of the Company and its Subsidiaries in any Tax audit or administrative or court proceeding to the extent relating to Tax liabilities for which indemnity would be available; provided, however, that, at the Stockholders’ expense (in proportion to their respective ownership of Company Capital Stock), (A) the Stockholder Representative and its representatives shall be permitted to be present at, and participate in, any such audit or proceeding; (B) the Acquiror shall provide the Stockholder Representative and its representatives with copies of all correspondence, notices, and the written materials received from any Taxing Authorities and shall otherwise keep the Stockholder Representative and its representatives advised of significant or material developments in the audit or dispute and of significant or material communications involving representatives of the Taxing Authorities; (C) the Acquiror shall consult seriously and in good faith with the Stockholder Representative regarding any positions to be taken in such audit or proceeding; (D) the Acquiror shall provide the Stockholder Representative with a copy of any written submission to be sent to a Taxing Authority prior to the submission thereof and shall give serious and good faith consideration to any comments or suggested revisions that the Stockholder Representative or its representatives may have with respect thereto; and (E) there will be no settlement, resolution, or closing or other agreement with respect thereto without the consent of the Stockholder Representative not to be unreasonably withheld or delayed.  Notwithstanding the foregoing, (x) control over the representation of the Company and its Subsidiaries with respect to a Tax Claim shall be governed by Section 6.3(b)(i) if the amount of any unresolved indemnity claims made by the Acquiror pursuant to this Article VI or Article IX plus the aggregate amount of all undisputed claims pursuant to this Article VI and Article IX for which indemnity is required from the Stockholders (calculated without regard to the limitation described in Section 9.3(a)) exceeds the Deductible and (y) if at any time there is reason to expect the amount at issue in the Tax Claim will exceed $200,000 (taking into account any amounts that would be at issue if the items were similarly disputed by other Taxing Authorities), control over the representation of the Company and its Subsidiaries from that point forward shall be governed by Section 6.3(b)(i).  In the event that Acquiror and the Stockholder Representative are unable to resolve any dispute with respect to such audit or proceeding, such dispute shall be resolved pursuant to Section 6.4, which resolution shall be binding on the parties.

For the avoidance of doubt and notwithstanding anything to the contrary, any out-of-pocket expenses incurred by the Acquiror pursuant to this Section 6.3(b)(ii) or Section 6.3(b)(i) shall be considered Damages subject to the limitations set forth in Sections 9.3(a) and (b).

(c)                  The Parties shall reasonably cooperate, and shall cause their respective Affiliates and such Parties’ respective directors, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes.

Section 6.4                                      Disputes.  Notwithstanding anything to the contrary contained in this Agreement, any dispute as to any matter covered by this Article VI shall be resolved in accordance with Section 2.15(b).  The fees and expenses of such accounting firm shall be borne equally by the Stockholders (in proportion to their respective ownership of Company Capital Stock), on the one hand, and the Acquiror, on the other.  If any dispute with respect to a Tax Return (“Disputed Return”) is not resolved prior to the due date of the Disputed Return, (a) the Disputed Return shall be filed in the manner which the party responsible for preparing Disputed Return deems correct; (b) the dispute resolution process described in Section 2.15(b) shall continue, (c) the parties shall take any steps necessary to prevent the lapsing of the statute of limitations for filing an amended Tax Return with respect to the Disputed Return while such dispute resolution process is continuing, and (d) at the completion of the dispute resolution process, the parties shall, if necessary, cause an amended Tax Return to be filed with respect to the Disputed Return reflecting the position determined as a result of such dispute resolution process.

Section 6.5                                      Adjustment to Merger Consideration.  Any payments made pursuant to Article VI, Article IX or Section 5.16 shall be treated as an adjustment to the Net Merger Consideration and all federal, state, local and foreign Tax Returns shall be filed consistent with such treatment unless applicable law requires such payments to be treated otherwise.

Section 6.6                                      Transfer Taxes.  All Transfer Taxes arising out of the transactions contemplated by this Agreement, if any, shall be paid one half by the Stockholders and one half by the Acquiror, and the party obligated by Law to file all necessary Tax Returns and other documentation with respect to such Transfer Taxes shall file such Tax Returns or other documentation and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation and will cooperate with the other party to take such commercially reasonable actions as will minimize or reduce the amount of such Taxes.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1                                      General Conditions.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a)                  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)                 Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated.  All other material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained or filed.

(c)                  The Company and the Acquiror shall have executed an indemnity escrow agreement (the “Indemnity Escrow Agreement”), in substantially the form attached hereto as Exhibit H, with an escrow agent mutually satisfactory to the Company and the Acquiror (the “Escrow Agent”) pursuant to which the Indemnity Escrow Fund will be held and released.  The Indemnity Escrow Agreement will provide for the release of the Indemnity Escrow Fund upon the Expiration Date (subject to pending claims made in accordance with the provisions of this Agreement and the Indemnity Escrow Agreement).  The Indemnity Escrow Agreement will further provide that the Escrow Amount shall be treated as an installment obligation of the Acquiror to the Stockholders.  All parties hereto will file all Tax Returns consistent with such treatment.

Section 7.2                                      Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a)                  The representations and warranties of the Acquiror and Sub contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto shall be true and correct both on the date of the Original Agreement and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have an Acquiror Material Adverse Effect.  The Acquiror and Sub shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the Closing.  The Company shall have received from each of the Acquiror and Sub a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer of each of the Acquiror and Sub.

(b)                 The Company shall have received an executed counterpart of each of the Ancillary Agreements, signed by each Party other than the Company.

Section 7.3                                      Conditions to Obligations of the Acquiror and Sub.  The obligations of the Acquiror and Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Acquiror in its sole discretion:

(a)                  The representations and warranties of the Company contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto shall be true and correct both on the date of the Original Agreement and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.  The Acquiror shall have received from the Company a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b)                 The Acquiror shall have received an executed counterpart of each of the Ancillary Agreements, signed by each Party other than the Acquiror or Sub.

(c)                  Rollover Securities with an aggregate Rollover Securities Value of no less than $18,000,000 shall have been contributed to the Acquiror pursuant to the Contribution Agreements by full-time management employees of the Company, which condition will be satisfied upon the execution and delivery of binding Contribution Agreements at least equal to such amount together with the related Certificates duly endorsed for transfer and executed irrevocable stock powers authorizing a representative of the Acquiror to transfer the Rollover Securities on behalf of the signatories thereto.

ARTICLE VIII
TERMINATION

Section 8.1                                      Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                  by mutual written consent of the Acquiror and the Company;

(b)                 (i) by the Company, if the Acquiror or Sub breaches or fails to perform in any respect any of their representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Company or (ii) by the Acquiror, if the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 7.3, (y) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (z) has not been waived by the Acquiror;

(c)                  (i) by the Company, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to June 30, 2007 or (ii) by the Acquiror, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to June 30, 2007; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available if the failure of the Party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date;

(d)                 by either the Company or the Acquiror if the Merger shall not have been consummated by June 30, 2007 (the “Termination Date “); provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available if the failure of the Party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Merger to be consummated on or prior to such date; or

(e)                  by either the Company or the Acquiror in the event that any Governmental Authority shall have issued an Order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party so requesting termination shall have complied with Sections 5.9 and 5.10.

The Party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other Parties.

Section 8.2                                      Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except (a) for the provisions of Sections 3.21 and 4.6 relating to broker’s fees and finder’s fees, Section 5.8 relating to confidentiality, Section 5.11 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.5 relating to notices, Section 10.8 relating to third-party beneficiaries, Section 10.9 relating to governing law, Section 10.10 relating to submission to jurisdiction and this Section 8.2, (b) the fee payable in accordance with Section 8.3, if applicable, and (c) that nothing herein shall relieve any Party from liability for any breach of this Agreement or any agreement made as of the date of the Original Agreement or subsequent thereto pursuant to this Agreement (subject to Section 8.3).

Section 8.3                                      Termination Fee.  In the event that this Agreement is terminated by the Company pursuant to Section 8.1(b)(i) as a result of any failure of the Acquiror to perform or comply with its obligations hereunder and all of the conditions to Closing set forth in Sections 7.1 or 7.3 hereof have been satisfied (other than any condition which has not been satisfied due to the failure of the Acquiror to perform or comply with its obligations hereunder), the Acquiror shall promptly pay to the Company a fee in an amount equal to $16,000,000 (the “Termination Fee. “).  The payment of such Termination Fee shall be the exclusive remedy of the Company against the Acquiror, Sub and the Fund and shall constitute liquidated damages and full satisfaction of the Acquiror’s, Sub’s and the Fund’s liabilities and obligations under this Agreement.

ARTICLE IX
INDEMNIFICATION

Section 9.1                                      Survival of Representations, Warranties and Covenants.  All representations and warranties made by the parties in this Agreement, or in connection with the negotiation, execution and performance of this Agreement, shall survive the Closing until the earlier of (i) the completion of the Surviving Corporation’s audit for the fiscal year ended December 31, 2007 and (ii) twelve (12) months after the Closing Date (the “Expiration Date”), at which time they shall expire; provided, however, that notwithstanding anything to the contrary set forth herein, (i) all representations and warranties contained in Sections 3.1 (Organization and Qualification), 3.2 (Authority), 3.3 (Subsidiaries and Investments), 3.16 (Environmental Matters) (collectively, along with Sections 3.5 (Capitalization) and 3.21 (Financial Advisors), the “Company Fundamental Representations”), 4.1 (Organization and Qualification), 4.2 (Authority) and Article VI shall survive the Closing until the date that is thirty-six (36) months after the Closing Date and shall expire on such date and (ii) all representations and warranties contained in Sections 3.5 (Capitalization) and 3.21 (Financial Advisors) shall survive the Closing until the date that is twenty-four (24) months after the Closing Date and shall expire on such date.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or other remedy based on such representation, warranty, covenant and agreement.  Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of the Parties to complete the Closing, each Party shall be entitled to rely upon the representations and warranties set forth herein, and none of such representations and warranties shall be deemed waived or modified in any respect by reason of any such investigation or audit.  All covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms.

Section 9.2                                      Indemnification.

(a)                  The Stockholders, severally (but not jointly) in proportion to their respective ownership of Company Capital Stock, shall indemnify and hold harmless the Acquiror and Sub and their respective officers, directors, employees, stockholders, partners and agents (collectively, the “Acquiror Indemnified Parties “), from and against all losses, costs, claims, damages, liabilities, expenses (including reasonable attorneys’ and accountant’s fees, costs of suit and costs of appeal), fines and penalties (collectively, “Damages “) incurred by any Acquiror Indemnified Party, directly or indirectly, arising out of or relating to (i) any breach or failure to be true and correct of any representation or warranty contained herein, in any Ancillary Agreement or in any instrument or certificate delivered in connection with the transaction contemplated by this Agreement (other than those representations and warranties contained in Section 3.15) made by the Company as if such representation or warranty was made on the date of the Original Agreement and as of the Closing Date (other than representations and warranties made as of a specified date, which need be true and correct only as of the specified date) or (ii) except for those covenants in Article VI, the breach or non-performance by the Company of any of its covenants or agreements contained herein.  Indemnity for breaches of representations in Section 3.15 shall be governed by Article VI.  Notwithstanding any provision herein to the contrary, the Stockholders are not required under this Section 9.2 to indemnify any Acquiror Indemnified Party for any Damages resulting from (x) the breach or failure to be true and correct of any representation or warranty made by the Company in Article III if such Stockholders, carrying the burden of proof, establish that the Acquiror had Knowledge of that inaccuracy prior to the date of the Original Agreement and (y) a Material Adverse Effect if the Company provided the Acquiror with notice thereof prior to the Closing.

(b)                 The Acquiror shall indemnify and hold harmless the Stockholders and other Affiliates (including, prior to the Closing Date, the Company) and their respective managers, members, officers, directors, employees, stockholders, partners and agents (collectively, the “Seller Indemnified Parties “), from and against all Damages incurred by any Seller Indemnified Party, directly or indirectly, arising out of or relating to (i) any breach or failure to be true and correct of any representation or warranty contained herein, in any Ancillary Agreement or in any instrument or certificate delivered in connection with the transaction contemplated by this Agreement made by the Acquiror as if such representation or warranty was made on or as of the Closing Date (other than representations and warranties made as of a specified date, which need be true and correct only as of the specified date) or (ii) the breach or non-performance by the Acquiror of any of its covenants or agreements contained herein.

(c)                  The term “Damages” as used in this Article IX is not limited to matters asserted by third parties, but includes Damages incurred or sustained by an indemnified party in the absence of third-party claims.  The amount of Damages shall be calculated as further provided in Section 9.7.  No party hereto will be liable to another party hereunder for any punitive or special damages, including, without limitation, cost of capital or loss of business reputation, relating to any claim for which such party may be entitled to recover under this Agreement, other than indemnification of amounts paid or payable to third parties in respect of any third-party claim for which indemnification hereunder is required.

(d)                 The approval of this Agreement by the requisite vote or written consent of Stockholders shall also be deemed to constitute approval of all arrangements relating to indemnification contemplated in this Article IX and to the provisions hereof, which shall be binding upon the Stockholders.

Section 9.3                                      Limitations on Indemnification.

(a)                  Notwithstanding any other provision in this Agreement to the contrary, a party shall not be liable to indemnify the other party pursuant to this Article IX or Article VI until the aggregate of all claims for which indemnity is required to be made pursuant to this Agreement shall exceed $3,000,000 (the “Deductible “) and thereafter, only to the extent further Damages for which indemnification hereunder is sought exceed the Deductible; provided, however, that the Deductible shall not apply to Damages related to (i) the failure to be true and correct of (x) the representations and warranties set forth in Sections 3.1 (Organization and Qualification), 3.2 (Authority), 3.3 (Subsidiaries and Investments), 3.21 (Financial Advisors), 4.1 (Organization and Qualification) and 4.2 (Authority) and (y) only those covenants set forth in Sections 2.15(c) and (d), 5.1(b), (c) and (d), 5.7(e), 5.14 and 6.2(c), and (ii) the failure, as held by a court of competent jurisdiction, of the Company or any of its Subsidiaries to conduct its business in the ordinary course of business in all material respects in accordance with Section 5.1.

(b)              Notwithstanding any other provision in this Agreement to the contrary, no party shall be required to indemnify the other party pursuant to this Article IX for an aggregate amount of Damages exceeding $40,000,000 (the “Cap “); provided further, however, that the Cap shall not apply to Damages related to the failure to be true and correct of the representations and warranties set forth in Sections 3.1 (Organization and Qualification), 3.2 (Authority), 3.3 (Subsidiaries and Investments), 3.5 (Capitalization), 3.21 (Financial Advisors), 4.1 (Organization and Qualification) and 4.2 (Authority).

Section 9.4                                      Mitigation; Exclusivity of Remedy.

(a)                  Prior to the assertion of any claims for indemnification under this Article IX, an Indemnified Party (as defined below) shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Damages; provided that it is hereby acknowledged that such efforts shall not include any obligation by the Acquiror to exhaust remedies or commence a lawsuit.  Except as provided in Article VI, the remedies in this Article IX shall be the exclusive remedies of the Acquiror Indemnified Parties with respect to any and all matters covered by this Agreement, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that no Party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies may not be waived under applicable Law, or actual fraud, intentional misrepresentation or active concealment is proven on the part of a Party by another Party hereto.

(b)                 The Parties agree that any and all indemnification obligations hereunder of the Stockholders (including Article VI and this Article IX), other than indemnity obligations with respect to Damages related to the failure to be true and correct of any of the Company Fundamental Representations, shall be satisfied solely from the available amount of the Indemnity Escrow Fund then on deposit with the Escrow Agent.  If and only if the Indemnity Escrow Fund is exhausted or is otherwise unavailable, then the Stockholders, severally (but not jointly) in proportion to their respective ownership of Company Capital Stock, shall be liable to the Acquiror Indemnified Parties for Damages related to the failure to be true and correct of any of the Company Fundamental Representations.

Section 9.5                                      Notice of Claims.

(a)                  Except with respect to Tax Claims, which shall be governed exclusively by Article VI, any Acquiror Indemnified Party or Seller Indemnified Party seeking indemnification hereunder (the “Indemnified Party “) shall, within the relevant limitation period provided for in Section 9.1 above, give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor “) a notice (a “Claim Notice “) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any Ancillary Agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced and shall be subject to Section 9.6 below; provided, further, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder, except to the extent it shall have been prejudiced by such failure.

(b)                 An Indemnitor shall have 30 days after the giving of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay such amount to such Indemnified Party in immediately available funds or (ii) provide such Indemnified Party with notice that it disagrees with the claim or the amount or method of determination set forth in the Claim Notice (the “Dispute Notice “).  Within 15 days after the giving of the Dispute Notice, a representative of the Indemnitor and the Indemnified Party shall negotiate in a bona fide attempt to resolve the matter.

Section 9.6                                      Third-Person Claims.  If a claim by a third Person is made against an Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Article IX, such Indemnified Party shall promptly notify the Indemnitor in writing of such claims, setting forth such claims in reasonable detail; provided, however, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.  The Indemnitor shall have 20 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party and paid at its own expense; provided, further, that, if in the reasonable opinion of counsel for such Indemnified Party, there is a reasonable likelihood of a conflict of interest between the Indemnitor and the Indemnified Party, the Indemnitor shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense.  So long as the Indemnitor is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the consent of the Indemnitor.  If the Indemnitor does not notify the Indemnified Party within ten days after receipt of the Indemnified Party’s notice of a claim of indemnity under this Section 9.6 that it elects to undertake the defense thereof, the Indemnified Party shall have the right to undertake, at Indemnitor’s cost, risk and expense, the defense, compromise or settlement of the claim, but shall not thereby waive any right to indemnity therefore pursuant to this Agreement.  The Indemnitor shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

Section 9.7                                      Calculation of Damages.

(a)                  The amount of any Damage for which indemnification is provided under this Article IX shall be (i) with respect to the Company, net of any reserves, liability accruals or other provisions for such Damages on the Closing Balance Sheet (to the extent that such reserves, liability accruals or other provisions for such Damages are reflected in good faith in accordance with GAAP (which for purposes hereof shall be deemed not to apply to the calculation of Taxes nor to require the inclusion of footnotes) in Closing Working Capital) and (ii) net of any amounts recovered by the Indemnified Party under insurance policies with respect to such Damage.  In the event that any claim for indemnification asserted hereunder is, or may be, the subject of any insurance coverage or other right to indemnification or contribution from any third Person, the Indemnified Party expressly agrees to promptly notify the applicable insurance carrier of any such claim or loss and tender defense thereof to such carrier, and shall also promptly notify any potential third-party indemnitor or contributor which may be liable for any portion of such losses or claims.  The Indemnified Party agrees to pursue, at the cost and expense of the Indemnitor, such claims diligently and to reasonably cooperate, at the cost and expense of the Indemnitor, with each applicable insurance carrier and third-party indemnitor or contributor.  The Indemnified Party shall use its commercially reasonable efforts to seek recoveries under insurance policies and shall reimburse the Indemnitor for any Damage indemnified by them, which is subsequently recovered by the Indemnified Party under any such insurance.

(b)                 The amount of any Damage (including Taxes) for which indemnification is provided shall be reduced to take account of any net Tax benefit actually recognized by the Indemnified Party arising from the incurrence or payment of any such Damage.  In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Damage.

(c)                  For purposes of determining only the amount of any Damages, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

ARTICLE X
GENERAL PROVISIONS

Section 10.1                                Fees and Expenses.  Except as otherwise provided herein, each of the Company and the Acquiror shall bear its own fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

Section 10.2                                Amendment and Modification.  This Agreement may be amended, modified or supplemented by the Parties at any time prior to the Closing Date; provided, however, that no such amendment shall (a) alter or change the amount or kind of consideration to be delivered to the Stockholders or (b) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially adversely affect the Stockholders.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the Parties in interest at the time of the amendment.

Section 10.3                                Extension.  At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the Parties.  Any agreement on the part of a Party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

Section 10.4                                Waiver.  At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other Parties contained herein.  Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.  No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 10.5                                Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(a)                  if to the Company, to:

Specialized Technology Resources, Inc.
10 Water Street
Enfield, CT  06082-4899
Attention:  Barry A. Morris
Facsimile:  (860) 749-9158

                                                with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, CA  90067
Attention:  Jonathan K. Layne
Facsimile:  (310) 552-7053

and a copy (which shall not constitute notice) to:

Murtha Cullina LLP
Cityplace I, 185 Asylum Street
Hartford, CT  06103
Attention:  Willard F. Pinney, Jr.
Facsimile:  (860) 240-6150

(b)                 if to the Acquiror, Sub or the Surviving Corporation, to:

c/o DLJ Merchant Banking Partners
11 Madison Avenue, 16th Floor
New York, NY  10010
Attention:  Susan C. Schnabel
Facsimile:  (310) 712-2734

                                                with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY  10153
Attention:  Douglas P. Warner, Esq.
Facsimile:  (212) 310-8007

(c)     if to the Stockholder Representative, to:

Michael R. Stone

c/o Whitney & Co.

1250 Prospect Street, Suite 200

La Jolla, CA  92037

Facsimile:  (858) 551-1175

Section 10.6           Interpretation.  When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified.

Section 10.7           Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter of this Agreement.  Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.  Notwithstanding any oral agreement of the Parties or their Representatives to the contrary, no Party shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.

Section 10.8           No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 5.12.

Section 10.9           Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.10         Submission to Jurisdiction.  Each of the Parties irrevocably agrees that any legal action or proceeding related to Section 10.18 of this Agreement or the transactions contemplated thereunder shall be brought and determined in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware) or the United States District Court for the District of Delaware, and each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating thereto.  Each of the parties further agrees to accept service of process in any manner permitted by such courts.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to Section 10.18 of this Agreement or the transactions contemplated thereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) Section 10.18 of this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.11         Disclosure Generally.  Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule to the extent that disclosure would reasonably be expected to be inferred from the disclosure of the matter then appearing in the Disclosure Schedule.  The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement.  Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 10.12         Personal Liability.  This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or the Acquiror or any officer, director, employee, Representative or investor of any Party.

Section 10.13         Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the Acquiror (in the case of an assignment by the Company) or the Company (in the case of an assignment by the Acquiror or Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.14         Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware) or the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.15         Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.16         Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.17         Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.18         Dispute Resolution.

(a)       Subject to the other subsections of this Section 10.18 and except as otherwise set forth in Sections 2.15(b) and 6.4, any and all controversies, claims or disputes arising out of, related to, or in connection with this Agreement or the interpretation, performance or breach hereof, including, but not limited to, alleged violations of state or federal statutory or common law rights or duties, shall be finally settled by binding arbitration conducted expeditiously by a panel of three arbitrators in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures then in effect (the “J.A.M.S. Rules”).  The arbitration shall occur under the auspices of the United States Arbitration Act, 9 U.S.C. §§ 1-6, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereunder.  The place of arbitration shall be Hartford, Connecticut.

(b)      The three arbitrators shall be appointed as provided in this Section 10.18(b).  Each of the Acquiror and the Company shall appoint one arbitrator, and the two arbitrators so appointed shall jointly appoint the third arbitrator.  Each arbitrator shall be neutral, independent, disinterested and impartial.  Each of the arbitrators shall be licensed attorneys who have at least fifteen (15) years’ experience in the negotiation of commercial agreements and contracts in regard to the purchase and sale of companies or their businesses.  An arbitrator shall be subject to disqualification if an appointing party, either before or after the appointment, asks for the views of the arbitrator or makes any ex parte disclosure of significant facts or themes of the dispute beyond what is appropriate for the arbitrators’ conflict check and revelation of his qualifications for the case.  There shall be no ex parte communications with an arbitrator either before or during the arbitration, relating to the dispute or the issues involved in the dispute or the arbitrator’s views on any such issues or a party-appointed arbitrator’s choice of a third arbitrator.

(c)       The arbitration proceedings shall be administered by the arbitrators in accordance with the J.A.M.S. Rules as the arbitrators deem appropriate.  The discovery period related to the arbitration proceedings shall terminate ninety (90) days after the arbitrators have been finally appointed, and the Acquiror, on the one hand, and the Company, on the other hand, shall each be permitted to depose up to six (6) witnesses.  The parties and the arbitrators shall use their best efforts to see that the arbitration proceedings taking place pursuant to this Section 10.18 shall conclude within one hundred and fifty (150) days after the arbitrators have been finally appointed.  The arbitrators shall render a reasoned opinion in writing in support of their decision.  Each party shall bear its own attorneys’ and other experts’ fees and disbursements and other costs of arbitration.  All expenses and fees of the arbitrators and expenses for hearing facilities and other expenses of the arbitration shall be borne equally by the Acquiror, on one hand, and the Company, on the other hand, unless they agree otherwise.

(d)      Notwithstanding the other provisions of this Section 10.18, either party may seek from any court having jurisdiction hereof any interim, provisional or injunctive relief that may be necessary to protect the rights or property of any party or to maintain the status quo before, during or after the pendency of the arbitration proceeding.  The institution and maintenance of any judicial action or proceeding for any such interim, provisional or injunctive relief shall not constitute a waiver of the right or obligation of either party to submit the dispute to arbitration, including any claims or disputes arising from the exercise of any such interim, provisional or injunctive relief.  Nothing herein, however, shall be construed to mean that any decision of the arbitrators is subject to judicial review or appeal, and the parties hereto hereby waive any and all rights of judicial appeal or review, on any ground whatsoever.

Section 10.19         Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 10.20         Facsimile Signature.  This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 10.21         Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.22         No Consequential Damages.  The parties hereto expressly acknowledge and agree that no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

Section 10.23         Disclaimer of Implied Warranties.

(a)       It is the explicit intent and understanding of each Party that no Party or any of such Party’s Affiliates or Representatives is making any representation or warranty whatsoever, oral or written, express or implied, as to the accuracy or completeness of any information regarding the Company or its Subsidiaries, except as expressly set forth in this Agreement, and no Party hereto is relying on any statement, representation or warranty, oral or written, express or implied, made by any other Party hereto or such other Party’s Affiliates or Representatives, except for the representations and warranties expressly set forth in this Agreement.

(b)      In connection with the Acquiror’s investigation of the Company, the Acquiror has received certain estimates, projections and other forecasts regarding the Company and its Subsidiaries.  The Acquiror acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts, that the Acquiror is familiar with such uncertainties and that the Acquiror is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).  Accordingly, the Company makes no representation or warranty with respect to such estimates, projections and other forecasts (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

Section 10.24         No Presumption Against Drafting Party.  Each of the Acquiror, Sub and the Company acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STR HOLDINGS LLC

By:
Name: Ryan Sprott
Title: Vice President and Secretary

STR ACQUISITION, INC.

By:
Name: Ryan Sprott
Title: Vice President and Secretary

SPECIALIZED TECHNOLOGY RESOURCES, INC.

By:
Name: Barry A. Morris
Title: Vice President and Chief Financial Officer

STOCKHOLDER REPRESENTATIVE

Michael Stone

SIGNATURE PAGE TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

Exhibit A

EMPLOYMENT TERM SHEETS

Exhibit B

FORM OF CONTRIBUTION AGREEMENT

Exhibit C

GUARANTY

Exhibit D

CERTIFICATE OF INCORPORATION

Exhibit E

BYLAWS

Exhibit F

FORM OF EQUITY COMMITMENT FINANCING LETTER

Exhibit G

FORM OF DEBT COMMITMENT LETTER

Exhibit H

INDEMNITY ESCROW AGREEMENT